                                                    Rule 424(b)(3)
                                                    Registration No. 33-63279
                                                    Registration No. 33-63279-01
                                                    Registration No. 33-64519
                                                    Registration No. 33-64519-01



                        5,300,000 PREFERRED SECURITIES

                                 ROUSE CAPITAL

       9 1/4% CUMULATIVE QUARTERLY INCOME PREFERRED SECURITIES (QUIPS*)
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
       GUARANTEED TO THE EXTENT ISSUER HAS FUNDS AS SET FORTH HEREIN BY

                               THE ROUSE COMPANY
                               ----------------
  The 9 1/4% Cumulative Quarterly Income Preferred Securities (the "Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of Rouse Capital, a statutory business trust formed under the laws of the State of Delaware (the "Issuer" or the "Trust"). The Rouse
Company, a Maryland corporation ("Rouse" or the "Company"), is the owner of the common securities (the "Common Securities") representing undivided beneficial interests in the assets of the Issuer. The First National Bank of Chicago and Michael J. Majchrzak are the Property Trustee and the Delaware Trustee, respectively, of the Issuer. The Issuer exists for the sole purpose of issuing the Preferred Securities and the Common Securities and investing the proceeds thereof in 9 1/4% Junior Subordinated Debentures due 2025 (the "Junior Subordinated Debentures") issued by Rouse, and the ability of the Issuer to make distributions and pay other amounts on the Preferred Securities is solely dependent
                                                       (continued on next page)
                               ----------------
  SEE "RISK FACTORS" BEGINNING ON PAGE 14 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD
AND CIRCUMSTANCES DURING WHICH AND UNDER WHICH PAYMENT ON THE PREFERRED SECURITIES AND THE JUNIOR SUBORDINATED DEBENTURES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.
                               ----------------
 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION NOR HAS THE
    SECURITIES AND  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED  UPON   THE  ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.
        ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                               ----------------

                                  INITIAL PUBLIC  UNDERWRITING  PROCEEDS TO THE
                                  OFFERING PRICE COMMISSION (1)  ISSUER (2)(3)
                                  -------------- -------------- ---------------
Per Preferred Security...........     $25.00          (2)           $25.00
Total (4)........................  $132,500,000       (2)        $132,500,000

--------
(1) The Issuer and Rouse have agreed to indemnify the several Underwriters (as defined in "Underwriting") against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(2) In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures, the Underwriting Agreement provides that Rouse will pay to the Underwriters, as compensation ("Underwriters' Compensation") for their arranging the investment therein of such proceeds, $.7875 per Preferred Security (or $4,173,750 in the aggregate). See "Underwriting".
(3) Expenses of the offering, which are payable by Rouse, are estimated to be $608,369.
(4) The Issuer and Rouse have granted the Underwriters an option for 30 days to purchase up to an additional 795,000 Preferred Securities at the initial public offering price per Preferred Security, solely to cover over-allotments. Rouse will pay Underwriters' Compensation in the amount per Preferred Security set forth in Note 2 with respect to each such additional Preferred Security. If such option is exercised in full, the total Initial Public Offering Price, Underwriting Commission and Proceeds to the Issuer will be $152,375,000, $4,799,812.50 and $152,375,000, respectively. See "Underwriting".

                               ----------------

  The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, and subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of DTC on or about November 27, 1995.
--------
* QUIPS is a servicemark of Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.
              ALEX. BROWN & SONS
                     INCORPORATED
                                 LEHMAN BROTHERS
                                              MERRILL LYNCH & CO.
                                                              SMITH BARNEY INC.
                               ----------------

               The date of this Prospectus is November 22, 1995.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

(continued from previous page)
upon Rouse making payments on the Junior Subordinated Debentures as and when required. Such payments on the Junior Subordinated Debentures, if made in accordance with the terms of the Indenture (as defined under "Description of the Preferred Securities--Distributions"), will provide funds sufficient to enable the Issuer to make distributions and pay other amounts on the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee--General". The holders of the Preferred Securities will have a preference, with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the holders of the Common Securities issued by the Issuer only if there is an Event of Default (as defined under "Description of the Preferred Securities-- Events of Default; Notice"). See "Description of the Preferred Securities-- Subordination of Common Securities" and "--Liquidation Distribution Upon Dissolution".

  Holders of the Preferred Securities will be entitled to receive cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 1995, at the rate of 9 1/4% per annum of the liquidation amount of $25 per Preferred Security. Rouse has the right to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period thereon at any time for up to 20 consecutive quarters (each an "Extension Period"). If interest payments are so deferred, distributions on the Preferred Securities will also be deferred. During an Extension Period, distributions will continue to accrue and holders of Preferred Securities will be required to accrue interest income for United States federal income tax purposes. See "Description of the Junior Subordinated Debentures--Option to Extend Interest Payment Period" and "Certain United States Federal Income Tax Considerations--Potential Extension of Interest Payment Period and Original Issue Discount".

  The payment of distributions out of moneys held by the Issuer and payments on liquidation of the Issuer or the redemption of Preferred Securities, as set forth below, are irrevocably guaranteed to the extent set forth herein by Rouse (the "Guarantee"). See "Description of the Guarantee". If Rouse fails to make interest payments on the Junior Subordinated Debentures held by the Issuer, the Issuer will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee does not cover payment of distributions when the Issuer does not have sufficient funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to enforce the rights of the Issuer under the Junior Subordinated Debentures held by the Issuer. Rouse's obligations under the Guarantee are subordinated and junior in right of payment to all other liabilities of Rouse (including the Junior Subordinated Debentures) except any liabilities that may be made pari passu with or subordinate to the Guarantee expressly by their terms. Rouse has, through the Guarantee, the Trust Agreement (as defined under "Rouse Capital"), the Junior Subordinated Debentures, the Indenture and the Expense Agreement (as defined under "Description of the Guarantee--The Expense Agreement"), taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer's obligations under the Preferred Securities.

  The Preferred Securities are subject to mandatory redemption upon repayment of the Junior Subordinated Debentures at maturity or their earlier redemption, at $25 per Preferred Security plus accumulated and unpaid distributions to the Redemption Date (as defined under "Description of the Preferred Securities-- Redemption Procedures"), whether or not earned or declared, to the date of payment. See "Description of the Preferred Securities--Redemption". Rouse will have the option at any time on or after November 27, 2000 to redeem the Junior Subordinated Debentures, in whole or in part, with the proceeds of one or more Equity Issuances (as defined under "Description of the Preferred Securities-- Redemption"), at a cash redemption price of 100% of the principal amount thereof, plus accrued interest to the date of redemption. Rouse also will have the right at any time, upon the occurrence of a Tax Event (as defined under "Description of the Preferred Securities--Redemption"), to redeem the Junior Subordinated Debentures, in whole but not in part. See "Description of the Junior Subordinated Debentures--Optional Redemption".

  The Junior Subordinated Debentures are subordinated and junior in right of payment to all Senior Indebtedness (as defined under "Description of the Junior Subordinated Debentures--Subordination") of Rouse. As of September 30, 1995, Rouse had approximately $541 million of principal amount of Senior Indebtedness. Because Rouse is a holding company whose assets consist substantially of the stock of its subsidiaries, the Junior Subordinated Debentures are also structurally subordinated and junior in right of payment to indebtedness for money borrowed and capitalized lease obligations of Rouse's subsidiaries which aggregated $2,077 million at September 30, 1995. The terms of the Junior Subordinated Debentures do not limit Rouse's ability to incur additional Senior Indebtedness or subsidiary indebtedness. See "Description of the Junior Subordinated Debentures--Subordination".

  In the event of the liquidation of the Issuer, the holders of the Preferred Securities will be entitled to receive for each Preferred Security a liquidation preference of $25 plus accrued and unpaid distributions thereon, whether or not earned or declared, to the date of payment (the "Liquidation Amount"), subject to certain limitations, unless in connection with such liquidation, Junior Subordinated Debentures are distributed to the holders of Preferred Securities. See "Description of the Preferred Securities-- Liquidation Distribution Upon Dissolution".

  The Preferred Securities have been approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol "RSEPrZ".

  The Preferred Securities will be represented by global certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described herein, Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Description of Preferred Securities--Book-Entry-Only Issuance--The Depository Trust Company".

                               ---------------
  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ---------------

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data included elsewhere or incorporated by reference in this Prospectus. Unless otherwise specified, references herein to "Rouse" or "the Company" refer to The Rouse Company and its consolidated subsidiaries. Prospective investors should carefully read the entire Prospectus.

                                 ROUSE CAPITAL

  The Issuer is a statutory business trust recently formed under the laws of the State of Delaware. All of the Issuer's Common Securities are owned by Rouse.

  The Issuer exists for the exclusive purposes of issuing the Preferred Securities and the Common Securities, purchasing the Junior Subordinated Debentures with the proceeds thereof and engaging in activities necessary or incidental to the foregoing. The payment by the Issuer of distributions due on the Preferred Securities is completely dependent on its receipt of interest payments from Rouse on the Junior Subordinated Debentures.

                               THE ROUSE COMPANY

  Rouse is one of the largest publicly-traded real estate companies in the United States. Rouse develops, acquires, owns and manages income-producing properties across the United States. At November 1, 1995, Rouse managed a portfolio of operating properties consisting of retail centers and office, mixed-use and other properties, totaling more than 58 million square feet in almost 200 buildings. Rouse also develops and sells land primarily in and around Columbia, Maryland.

                                  THE OFFERING

Securities Offered..................  5,300,000 of the Issuer's 9 1/4%
                                      Cumulative Quarterly Income Preferred
                                      Securities. In addition, the Issuer and
                                      Rouse have granted the Underwriters an
                                      option for 30 days to purchase up to an
                                      additional 795,000 Preferred Securities
                                      at the initial public offering price,
                                      solely to cover over-allotments.

Distributions.......................  Distributions on the Preferred Securities
                                      will be payable at a rate per annum of 9
                                      1/4% of the stated liquidation amount of $25 per Preferred Security and will cumulate from November 27, 1995. Subject to the distribution deferral provisions described in "--Distribution Deferral Provisions" below, distributions will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 1995. Distributions that are in arrears for more than one quarter will bear interest at a rate per annum of 9 1/4%, compounded quarterly.

                                      The ability of the Issuer to make
                                      distributions on the Preferred Securities is solely dependent on its receipt of interest payments from Rouse on the Junior Subordinated Debentures. Such payments, if made in accordance with the terms of the Indenture, will provide sufficient funds to enable the Issuer to make distributions and pay other amounts on the Preferred Securities. See "Description of the Preferred
                                      Securities--Distributions" and "Relation-ship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee--General". The holders of the Preferred Securities will have a preference with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the holders of the Common Securities only if there is an Event of Default. See "Description of the Preferred
                                      Securities--Subordination of Common
                                      Securities" and "--Liquidation
                                      Distribution Upon Dissolution".

Distribution Deferral Provisions....  Rouse has the right, at any time and from time to time, to extend any interest
                                      payment period on the Junior Subordinated
                                      Debentures for a period of up to 20
                                      consecutive quarters, as described below under "--Junior Subordinated Debentures". Quarterly distributions on the Preferred Securities would be deferred by the Issuer (but would continue to accumulate and would compound quarterly and Additional Amounts (as defined under "Description of the Preferred
                                      Securities--Distributions"), intended to provide quarterly compounding on distribution arrearages, would also accumulate) during any such period. If an extension of an interest payment period occurs, holders of Preferred Securities will continue to accrue interest income for United States federal income tax purposes in advance of any corresponding cash distribution. See "Risk Factors-- Option to Extend Interest Payment Period; Tax Consequences" and "Certain United States Federal Income Tax
                                      Considerations--Potential Extension of
                                      Interest Payment Period and Original
                                      Issue Discount".

Liquidation Preference..............  $25 per Preferred Security, plus an amount equal to any accumulated and
                                      unpaid distributions (whether or not
                                      earned or declared) to the date of
                                      payment. See "Description of the
                                      Preferred Securities--Liquidation
                                      Distribution Upon Dissolution".

Redemption..........................  Upon the repayment of any Junior
                                      Subordinated Debentures, whether at
                                      maturity or upon earlier redemption, the proceeds from such repayment will be applied to redeem Preferred Securities and Common Securities having an aggregate Liquidation Amount equal to the principal amount of the Junior Subordinated Debentures redeemed. 97% of such proceeds will be allocated to the redemption of Preferred Securities and 3% will be allocated to the redemption of Common Securities. The redemption price for each Preferred Security selected for redemption will be equal to $25 plus accumulated and unpaid distributions to the date of redemption, whether or not earned or declared. Rouse has the option to redeem the Junior Subordinated Debentures (i) at any time on or after November 27, 2000, in whole or in part, with the proceeds of one or more Equity Issuances and (ii) at any time, in whole but not in part, upon the occurrence of a Tax Event. See "Description of the Preferred Securities--Redemption" and "Description of the Junior Subordinated Debentures--Optional Redemption".

Guarantee...........................  Rouse will irrevocably guarantee, on a subordinated basis and to the extent set forth herein, the payment in full of (i) accrued and unpaid distributions on the Preferred Securities, if and only to the extent the Issuer has funds sufficient to make such payment therefor, (ii) the Redemption Price with respect to the Preferred Securities called for redemption, if and only to the extent the Issuer has funds sufficient to make such payment and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Issuer (other than in connection with a redemption of all of the Preferred Securities), the lesser of
                                      (a) the aggregate Liquidation Amount, to the extent the Issuer has funds sufficient to make such payment, and (b) the amount of assets of the Issuer remaining available for distribution to holders of the Preferred Securities in liquidation of the Issuer. Rouse has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee--General". The Guarantee will be unsecured and will rank (i) subordinate and junior in right of payment to all liabilities of Rouse (including the Junior Subordinated Debentures but excluding liabilities that are made pari passu with or subordinate to the Guarantee expressly by their terms) and (ii) senior to Rouse's Series A Convertible Preferred Stock, liquidation value $50.00 per share, and Rouse's common stock. The Guarantee is a guarantee of payment and not of collection. See "Risk Factors--Rights Under the Guarantee" and "Description of the Guarantee--General" and "--Status of the Guarantee".

Voting Rights.......................  Generally, holders of the Preferred
                                      Securities will not have any voting
                                      rights. However, the vote of a majority
                                      in aggregate Liquidation Amount of
                                      outstanding Preferred Securities will be required to approve any amendment to the Trust Agreement or any proposed action by the trustees thereunder that would (i) adversely affect the powers, preferences or special rights of the holders of the Preferred Securities or (ii) cause the dissolution, winding-up or termination of the Issuer (other than pursuant to the Trust Agreement). In addition, the approval of at least a majority in aggregate Liquidation Amount of outstanding Preferred Securities is required to approve (i) any amendment to the Indenture that would adversely affect the holders of the Preferred Securities and (ii) any waiver of an Event of Default under the Indenture or Rouse's obligation to comply with any covenant thereunder. If an Event of Default under the Indenture has occurred and is continuing the holders of at least 25% of the aggregate Liquidation Amount of outstanding Preferred Securities shall have the right to declare the principal of and interest on the Junior
                                      Subordinated Debentures immediately due
                                      and payable. See "Description of the
                                      Preferred Securities--Voting Rights" and
                                      "Description of the Junior Subordinated
                                      Debentures--Events of Default".

Distribution of Junior Subordinated
  Debentures Upon the Occurrence of
  Certain Events....................  In the event that (i) Rouse becomes bankrupt or insolvent or is dissolved or liquidated or (ii) a Tax Event occurs, the Issuer may be dissolved and liquidated and the holders of the Preferred Securities and Common Securities may receive, after satisfaction of liabilities to creditors of the Issuer, Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate Liquidation Amount of the outstanding Preferred Securities (together with any Additional Amounts, if applicable), in lieu of payment of the aggregate Liquidation Amount of such Preferred Securities and Common Securities (together with any Additional Amounts, if applicable), which payment would be subject to such assets of the Issuer available for distribution after satisfaction of liabilities to creditors. See "Description of the Preferred Securities--Liquidation
                                      Distribution Upon Dissolution".

Junior Subordinated Debentures......  The Junior Subordinated Debentures will mature on December 31, 2025, and will
                                      bear interest at the rate of 9 1/4% per
                                      annum, payable quarterly in arrears on
                                      March 31, June 30, September 30 and
                                      December 31 of each year, commencing
                                      December 31, 1995. Such payment period
                                      may be extended from time to time by
                                      Rouse (during which period interest would continue to accrue and compound quarterly) for a period of up to 20 consecutive quarters (each, an "Extension Period"). Prior to the termination of any Extension Period of less than 20 consecutive quarters, Rouse may further extend the interest payment period as long as such Extension Period, as further extended, does not exceed 20 consecutive quarters and does not extend beyond the maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Rouse may select a new Extension Period, subject to the terms of the preceding sentence. No interest shall be due during an Extension Period until the end of such period. If Rouse extends an interest payment period, Rouse will be prohibited from paying dividends or distributions on certain of its capital stock or other securities and making certain other restricted payments until quarterly interest payments are resumed and all accumulated and unpaid interest (including any interest payable to effect quarterly compounding) on the Junior Subordinated Debentures is brought current. The payment of the principal of and interest on the Junior Subordinated Debentures will be subordinated in right of payment to all Senior Indebtedness of Rouse. As of September 30, 1995, Rouse had approximately $541 million of principal amount of Senior Indebtedness. In addition, because Rouse is a holding company whose assets consist substantially of the stock of its subsidiaries the Junior Subordinated Debentures will be structurally subordinated and junior in right of payment to indebtedness for money borrowed and capitalized lease obligations of Rouse's subsidiaries, which as of September 30, 1995 aggregated $2,077 million. As described above under "--Redemption", Rouse has the option to redeem the Junior Subordinated Debentures under certain circumstances. See "Description of the Junior Subordinated Debentures" and "Risk Factors-- Subordination of Guarantee and Junior Subordinated Debentures; Limited
                                      Preference Rights of Preferred
                                      Securities".

Use of Proceeds.....................
                                      The Issuer will invest the proceeds
                                      received from the sale of the Preferred
                                      Securities and the Common Securities in
                                      the Junior Subordinated Debentures. After paying the expenses associated with the offering made hereby, Rouse will use the net proceeds to retire or reduce certain of its outstanding debt, to fund development projects and/or property acquisitions, and for general corporate purposes. See "Use of Proceeds".

Form of Preferred Securities........  The Preferred Securities will be represented by a global certificate or
                                      certificates registered in the name of
                                      DTC or its nominee. Beneficial interests in the Preferred Securities will be evidenced by, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described herein, Preferred Securities in certificated form will not be issued in exchange for the global certificate or certificates. See "Description of the Preferred Securities--Book-Entry-Only
                                      Issuance--The Depository Trust Company".

                              RECENT DEVELOPMENTS

  The Company and certain of its affiliates have been defendants in a lawsuit brought in Louisiana state court in 1990. The plaintiff, Robert P. Guastella Equities, Inc., a former tenant at Riverwalk, a retail center in New Orleans, Louisiana, which is owned and operated by an affiliate of the Company, alleged in the lawsuit that the defendants breached plaintiff's lease for the operation of a restaurant at Riverwalk. In 1993, a jury returned a verdict against the defendants upon which judgment was entered by the trial court on January 7, 1994, in the total net amount of approximately $9,128,000 plus interest from the date the suit was filed. The trial court also entered an amended judgment in which it awarded the plaintiff $450,000 in attorneys' fees.

  On May 23, 1994, the Company appealed this judgment to the Louisiana Court of Appeals, Fourth Circuit. On November 16, 1995, the Louisiana Court of Appeals denied the Company's appeal in a 2 to 1 decision and left standing the judgment, but reduced the judgment by $240,000. The Company believes that the verdict and judgment are contrary to the facts and applicable law. The Company intends to file a motion for reconsideration with the Louisiana Court of Appeals and, if that motion is denied, intends to petition the Louisiana Supreme Court to hear the appeal.

  However, the Company has determined that it will record in the fourth quarter of 1995 a pre-tax provision in the amount of $12,316,000, representing the full amount of the modified award (including attorneys' fees) plus interest, less pre-tax provisions previously recorded totaling $1,150,000. The Company expects that the provision will cause a net loss for the fourth quarter and for the full year 1995. The Company believes that the ultimate disposition of this matter will not have a material adverse effect on the Company's consolidated financial position or liquidity. The Company also believes that the ultimate disposition of this matter will not have a material adverse effect on either the Company's or the Issuer's ability to satisfy its obligations under the Preferred Securities.

                        SUMMARY FINANCIAL DATA OF ROUSE

  The following summary financial information of the Company for the years ended December 31, 1994, 1993 and 1992 and the nine months ended September 30, 1995 and 1994 was derived from the Company's consolidated financial statements and five-year comparison of selected financial data contained in its Annual Report on Form 10-K for the year ended December 31, 1994 and its Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995 and 1994 and is qualified in its entirety by such documents. See "Incorporation of Certain Documents by Reference". The selected financial information of the Company for the years ended December 31, 1992, 1991 and 1990 was derived from the audited consolidated financial statements of the Company for such periods and the balance sheet information for the quarter ended September 30, 1994 was derived from the unaudited consolidated financial statements of the Company for such period which, in each case, have not been incorporated herein by reference. Results for the nine months ended September 30, 1995 and 1994 are unaudited. Results for the nine months ended September 30, 1995 are not necessarily indicative of results for the year ending December 31, 1995. The following financial information should be read in conjunction with the Company's consolidated financial statements and notes thereto incorporated by reference into and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                           NINE MONTHS ENDED
                             SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                          --------------------  -----------------------------------------------------
                            1995       1994       1994       1993       1992       1991       1990
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                    (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
Operating results data:
 Revenues from
  continuing
  operations............  $ 495,316  $ 489,846  $ 671,171  $ 646,805  $ 597,105  $ 573,498  $ 529,570
 Earnings (loss) from
  continuing
  operations............      3,939      2,155      6,606     (1,291)   (15,849)     2,424     (1,165)
 Earnings (loss) from
  continuing operations
  available for common
  shareholders per share
  of common stock.......       (.15)      (.16)      (.14)      (.27)      (.33)       .05       (.07)
Balance sheet data:
 Total assets-cost
  basis.................  2,929,637  2,897,922  2,915,860  2,874,982  2,726,281  2,637,452  2,614,877
 Total assets-current
  value basis (1).......        --         --   4,736,961  4,588,636  4,217,819  4,174,093  4,362,153
 Debt, capital leases
  and redeemable
  Preferred stock.......  2,617,637  2,550,453  2,532,920  2,473,596  2,498,983  2,374,527  2,344,095
 Shareholders' equity
  (deficit):
 Historical cost basis..     54,483     80,763     95,026    113,151    (34,848)    17,328     25,339
 Current value basis
  (1)...................        --         --   1,614,245  1,525,606  1,188,896  1,274,070  1,470,088
 Shareholders' equity
  (deficit) per share of
  common stock:
 Historical cost basis
  (2)...................        .93       1.42       1.63       1.98       (.74)       .36        .53
 Current value basis
  (1)(2)................        --         --       27.75      26.75      25.50      26.60      30.10
Other selected data:
 Earnings before
  depreciation and
  deferred taxes from
  operations (EBDT).....     76,978     67,115     94,710     78,281     52,282     46,820     50,290
 Net cash provided by
  (used in):
 Operating activities...     69,525     79,008    113,775    101,149     66,630     67,226     35,057
 Investing activities...    (64,087)  (143,272)  (178,551)  (154,446)  (144,836)   (96,210)  (248,532)
 Financing activities...    (28,633)    41,086     40,618     47,068     98,914     17,271    246,968
 Ratio of earnings to
  fixed charges
  (3)(4)(5).............       1.05       1.04       1.06       1.01        --         --         --
 Ratio of earnings to
  combined fixed charges
  and Preferred stock
  dividend requirements
  (6)(7)(8).............        --         --         --         --         --         --         --
 Consolidated coverage
  ratio (9).............       1.48       1.42       1.44       1.37       1.25       1.24       1.29
 Cash dividends per
  share of common stock
  for the period........        .60        .51        .68        .62        .60        .60        .60
 Cash dividends per
  share of convertible
  Preferred stock for
  the period............       2.43       2.43       3.25       2.83        --         --         --
 Market price per share
  of common stock at end
  of period (10)........      22.00      19.13      19.25      17.75      18.00      18.25      14.50
 Market price per share
  of convertible
  Preferred stock at end
  of period.............      54.88      51.13      48.50      53.75        --         --         --
 Weighted average common
  shares outstanding....     47,779     47,563     47,565     47,411     47,994     48,157     48,019
 Number of common shares
  outstanding at end of
  period................     47,921     47,568     47,571     47,562     47,292     48,193     48,130
 Number of convertible
  Preferred stock shares
  outstanding at end of
  period................      4,505      4,025      4,505      4,025        --         --         --

--------
(1) Current value basis financial information is not presented for interim periods.
(2) Historical cost basis shareholders' equity per share of common stock and current value basis shareholders' equity per share of common stock assume the conversion of the Company's Series A Convertible Preferred stock.
(3) The pro forma ratios of earnings to fixed charges for the year ended December 31, 1994 and the nine months ended September 30, 1995, adjusted to give effect to the issuance of the Preferred Securities and the use of the proceeds therefrom, are not materially different from the historical ratios.
(4) The ratio of earnings to fixed charges is computed by dividing fixed charges into net earnings (loss) before income taxes, extraordinary loss and cumulative effect of change in accounting principle, adjusted for minority interest in earnings, amortization of interest costs previously capitalized and certain other items, plus fixed charges other than capitalized interest. Fixed charges include interest costs, the estimated interest component of rent expense and certain other items.
(5) Total fixed charges exceeded the Company's earnings available for fixed charges by $29,449,000, $10,347,000 and $24,575,000 for the years ended
    December 31, 1992, 1991 and 1990, respectively.
(6) The pro forma ratios of earnings to combined fixed charges and Preferred stock dividend requirements for the year ended December 31, 1994 and the nine months ended September 30, 1995, adjusted to give effect to the issuance of the Preferred Securities and the use of the proceeds therefrom, are not materially different from the historical ratios.
(7) The ratio of earnings to combined fixed charges and Preferred stock dividend requirements is computed by dividing total fixed charges and amounts of pre-tax earnings required to cover Preferred stock dividend requirements into net earnings (loss) before income taxes, extraordinary loss and cumulative effect of change in accounting principle, adjusted for minority interest in earnings, amortization of interest costs previously capitalized and certain other items, plus fixed charges other than capitalized interest. Fixed charges include interest costs, the estimated interest component of rent expense and certain other items.
(8) Total fixed charges and Preferred stock dividend requirements exceeded the Company's earnings available for fixed charges and Preferred stock dividend requirements by $9,597,000 and $9,752,000 for the nine months ended September 30, 1995 and 1994, respectively, and $8,934,000, $17,722,000,
    $29,449,000, $10,347,000, and $28,363,000 for the years ended December 31,
    1994, 1993, 1992, 1991 and 1990, respectively.
(9) Consolidated coverage ratio is the ratio of earnings before depreciation and deferred taxes from operations (EBDT) plus consolidated interest expense to consolidated interest expense. Consolidated interest expense includes dividends on redeemable Preferred Stock (retired for financial reporting purposes in 1990), which are included because the stock was subject to mandatory redemption requirements for cash.
(10) The market price of common stock of the Company as of the close of business on November 17, 1995 was $21.625 per share.

                                 RISK FACTORS

  Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters:

SUBORDINATION OF GUARANTEE AND JUNIOR SUBORDINATED DEBENTURES; LIMITED PREFERENCE RIGHTS OF PREFERRED SECURITIES

  Rouse's obligations under the Junior Subordinated Debentures are subordinate and junior in right of payment to all other liabilities of Rouse, except the Guarantee, trade credit and any liabilities that may be made pari passu with or subordinate to the Junior Subordinated Debentures expressly by their terms. Rouse's obligations under the Guarantee are subordinated and junior in right of payment to all other liabilities of Rouse (including the Junior Subordinated Debentures) except any liabilities that may be made pari passu with or subordinate to the Guarantee expressly by their terms. As of September 30, 1995, Rouse had approximately $541 million of Senior Indebtedness outstanding. As a holding company, substantially all of Rouse's assets consist of stock and other equity interests of its subsidiaries. Except to the extent that Rouse may itself be a creditor with recognized claims against Rouse's subsidiaries, the claims of the holders of the Junior Subordinated Debentures to assets of the subsidiaries of Rouse effectively are subordinated to the claims of the direct creditors of the subsidiaries of Rouse. At September 30, 1995, Rouse's subsidiaries had $2,077 million of indebtedness outstanding for money borrowed and capitalized lease obligations. None of the terms of the Preferred Securities, the Junior Subordinated Debentures or the Guarantee limit Rouse's ability to incur additional Senior Indebtedness or subsidiary indebtedness. See "Description of the Guarantee--Status of the Guarantee" and "Description of the Junior Subordinated Debentures--Subordination".

  The ability of the Issuer to pay amounts due on the Preferred Securities is solely dependent upon Rouse making payments on the Junior Subordinated Debentures as and when required.

  The holders of the Preferred Securities will have a preference with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the holders of the Common Securities only if there is an Event of Default. See "Description of the Preferred Securities--Subordination of Common Securities" and "--Liquidation Distribution Upon Dissolution".

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES

  Rouse has the right under the Indenture to extend the interest payment period from time to time on the Junior Subordinated Debentures for a period of up to 20 consecutive quarters. During any such extended interest payment period, quarterly distributions on the Preferred Securities would be deferred (but would continue to accrue with interest thereon) by the Issuer. In the event that Rouse exercises this right, during such period Rouse may not declare or pay dividends or distributions (other than dividends or distributions in common stock of Rouse or other security junior in right of payment to the Junior Subordinated Debentures) on, or redeem, purchase, acquire, or make a liquidation payment with respect to any of its capital stock, or make any guarantee payment with respect to the foregoing (other than payments under the Guarantee), or repurchase, or cause any of its subsidiaries to repurchase, any security of Rouse ranking pari passu with or subordinate to the Junior Subordinated Debentures (except on a ratable basis with securities ranking pari passu with the Junior Subordinated Debentures). Prior to the termination of any such extended interest payment period, Rouse may further extend the interest payment period, provided that such extended interest payment period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters and that such extended interest payment period may not extend beyond the maturity date of the Junior Subordinated Debentures. Upon the termination of any extended interest payment period and the payment of all amounts then due, Rouse may select a new extended interest payment period, subject to the foregoing requirements. If Rouse should determine to exercise its extension right in the future or the market perceives that Rouse is likely at any time to exercise such right, the market price of the

Preferred Securities may be adversely affected. Rouse currently has no intention to exercise its right to extend interest payment periods on the Junior Subordinated Debentures. See "Description of the Preferred Securities-- Distributions" and "Description of the Junior Subordinated Debentures--Option to Extend Interest Payment Period".

  Should an extended interest payment period occur, holders of Preferred Securities will continue to recognize interest income for United States federal income tax purposes. As a result, such a holder will be required to include such interest in gross income for United States federal income tax purposes in advance of the receipt of the deferred cash distributions, and such holder will not receive such deferred cash distributions from the Issuer related to such income if such holder disposes of its Preferred Securities prior to the record date for payment of distributions. See "Certain United States Federal Income Tax Considerations--Potential Extension of Interest Payment Period and Original Issue Discount".

RIGHTS UNDER THE GUARANTEE

  The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The First National Bank of Chicago will act as indenture trustee under the Guarantee for the purposes of compliance with the Trust Indenture Act (the "Guarantee Trustee"). The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities and will also be the trustee for the Junior Subordinated Debentures and the Property Trustee (as defined under "Description of the Preferred Securities").

  The Guarantee guarantees on a subordinated basis to the holders of the Preferred Securities the payment (but not the collection) of (i) any accrued and unpaid distributions required to be paid on the Preferred Securities, if and only to the extent the Issuer has funds sufficient to make such payment,
(ii) the Redemption Price, including all accrued and unpaid distributions, with respect to Preferred Securities called for redemption by the Issuer, if and only to the extent the Issuer has funds sufficient to make such payment therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Issuer (other than in connection with a redemption of all of the Preferred Securities), the lesser of (a) the aggregate Liquidation Amount, to the extent the Issuer has funds sufficient to make such payment and
(b) the amount of assets of the Issuer remaining available for distribution to holders of the Preferred Securities in liquidation of the Issuer. If, upon a dissolution, winding-up or termination as described above, the Issuer distributes the Junior Subordinated Debentures in lieu of making payment on the Preferred Securities, the Guarantee will cease to be of any effect because the Guarantee extends only to the Preferred Securities, which will have been redeemed. The holders of a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or other power conferred upon the Guarantee Trustee under the Guarantee. Any holder of Preferred Securities may institute a legal proceeding directly against Rouse to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. If Rouse were to default on its obligations under the Junior Subordinated Debentures, the Issuer would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would be required to rely on the enforcement by the Property Trustee of its rights, as the registered holder of the Junior Subordinated Debentures, against Rouse pursuant to the terms of the Junior Subordinated Debentures and on their rights thereunder. See "Description of the Guarantee-- Status of the Guarantee" and "Description of the Junior Subordinated Debentures--Subordination". The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

TAX EVENT

  Upon the occurrence of a Tax Event, Rouse has the right to (i) redeem the Junior Subordinated Debentures, in whole but not in part, in which event the Issuer will redeem the Preferred Securities, (ii) distribute the Junior Subordinated Debentures to holders of the Preferred Securities or (iii) cause the Preferred Securities to remain outstanding and pay Additional Interest Attributable to Taxes (as defined under "Description of the Junior Subordinated Debentures -- Additional Interest") on the Junior Subordinated Debentures. See "Description of the Preferred Securities--Redemption". As a result, the holders of Preferred Securities upon the occurrence of a Tax Event, could receive cash equal to the liquidation preference of the Preferred Securities plus accrued and unpaid distributions thereon to the date of payment, whether or not earned or declared, or could receive Junior Subordinated Debentures equal to the liquidation preference of such Preferred Securities. See "Certain United States Federal Income Tax Consequences-- Receipt of Junior Subordinated Debentures in Liquidation of Rouse Capital" for a description of the consequences related to the distribution of Junior Subordinated Debentures.

LIMITED VOTING RIGHTS

  Holders of Preferred Securities will have limited voting rights and, except upon the occurrence of an Event of Default under the Trust Agreement, will not be entitled to vote to appoint, remove or replace the Property Trustee or the Administrative Trustees (as defined under "Rouse Capital") or to increase or decrease the number of Administrative Trustees, which voting rights are vested exclusively in the holder of the Common Securities unless and until an Event of Default has occurred and is continuing. If an Event of Default has occurred and is continuing, the Property Trustee or the Administrative Trustees may be removed by the holders of a majority in aggregate liquidation amount of the Preferred Securities. If any proposed amendment to the Trust Agreement provides for, or the Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the holders of the Preferred Securities, whether by way of amendment to the Trust Agreement or otherwise, or (ii) the dissolution, winding-up or termination of the Issuer, other than pursuant to the Trust Agreement, then the holders of outstanding Preferred Securities will be entitled to vote on such amendment or proposal, and such amendment or proposal shall not be effective except with the approval of the holders of at least a majority in aggregate Liquidation Amount of such outstanding Preferred Securities. See "Description of the Preferred Securities--Voting Rights". In addition, certain modifications may be made to the Indenture without the consent of the holders of the Preferred Securities. See "Description of the Junior Subordinated Debentures-- Modification of the Indenture".

TRADING CHARACTERISTICS OF THE PREFERRED SECURITIES

  The Preferred Securities have been approved for listing as an equity security on the New York Stock Exchange, subject to notice of issuance, under the symbol "RSEPrZ". Accordingly, the Preferred Securities are expected to trade at a price that takes into account the value, if any, of accrued and unpaid distributions; thus, purchasers will not pay for and sellers will not receive any accrued and unpaid interest with respect to their undivided interests in the Junior Subordinated Debentures owned through the Preferred Securities that is not included in the trading price of the Preferred Securities. However, interest on the Junior Subordinated Debentures will be included in the gross income of holders of Preferred Securities who are United States Persons (as defined under "Certain United States Federal Income Tax Considerations--General") as it accrues, rather than when it is paid. See "Certain United States Federal Income Tax Considerations--Income from Preferred Securities" and "--Sale of Preferred Securities". Because the Preferred Securities pay a dividend at a fixed rate based upon the fixed interest rate payable on the Junior Subordinated Debentures, the trading price of the Preferred Securities may decline if interest rates rise.

REAL ESTATE INVESTMENT RISKS

  GENERAL. Real property investments are subject to varying degrees of risk. The Company's revenues and the value of its properties may be adversely affected by the general economic climate, the local economic climate and local real estate conditions, including the perceptions of prospective tenants of the attractiveness of the property; the ability of the Company to provide adequate management, maintenance and insurance; the inability to collect rent due to bankruptcy or insolvency of tenants or otherwise; and increased operating costs. Real estate values may also be adversely affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

  In particular, the Company's land sales relate primarily to land in and around Columbia, Maryland. See "The Rouse Company--Land Sales". These sales are affected by the economic climate in Howard County, Maryland and the Baltimore-Washington area, and by local real estate conditions and other factors, including applicable zoning laws and the availability of financing for residential development.

  Similarly, most of the office/industrial buildings that the Company manages are located in the Baltimore-Washington corridor, including Columbia, Maryland. See "The Rouse Company--Office, Mixed-Use and Other Properties" and "--Projects of the Company". Due to the geographic concentration of this portfolio, the Company's operating results in managing these buildings depend especially on the local economic climate and real estate conditions, including the availability of comparable, competing office/industrial buildings.

  ILLIQUIDITY OF REAL ESTATE. Real estate investments are relatively illiquid and therefore may tend to limit the ability of the Company to react promptly in response to changes in economic or other conditions.

  DEVELOPMENT RISKS. New project development is subject to a number of risks, including risks of availability of financing, construction delays or cost overruns that may increase project costs, risks that the properties will not achieve anticipated occupancy levels or sustain anticipated lease levels, and new project commencement risks such as receipt of zoning, occupancy and other required governmental permits and authorizations and the incurrence of development costs in connection with projects that are not pursued to completion. See "The Rouse Company--Development and Acquisition Activities" and "--Projects of the Company".

  DEPENDENCE ON RENTAL INCOME FROM REAL PROPERTY. The Company's cash flow and results of operations would be adversely affected if a significant number of tenants were unable to meet their obligations or if the Company were unable to lease a significant amount of space in its operating properties on economically favorable lease terms. In the event of default by a tenant, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. The bankruptcy or insolvency of a major tenant may have an adverse effect on an operating property.

  COMPETITION. There are numerous other developers, managers and owners of real estate that compete with the Company in seeking management and leasing revenues, land for development, properties for acquisition and disposition and tenants for properties.

  UNINSURED LOSS. The Company carries comprehensive liability, fire, extended coverage and rent loss insurance with respect to its properties with policy specifications and insured limits customary for similar properties. There are, however, certain types of losses (generally of a catastrophic nature, such as wars or earthquakes) which may be either uninsurable or not economically insurable. Should an uninsured loss occur with respect to a property, the Company could lose both its invested capital in and anticipated profits from the property.

  ENVIRONMENTAL MATTERS. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may become liable for the costs of the investigation, removal and remediation of hazardous or toxic substances on, under, in or migrating from such property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of hazardous or toxic substances, or the failure to remediate properly such substances when present, may adversely affect the owner's ability to sell or rent such real property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic wastes may also be liable for the costs of the investigation, removal and remediation of such wastes at the disposal or treatment facility, regardless of whether such facility is owned or operated by such person. Other federal, state and local laws, ordinances and regulations require abatement or removal of certain asbestos-containing materials in the event of demolition or certain renovations or remodelling, impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. Certain of the Company's properties contain underground storage tanks which are subject to strict laws and regulations designed to prevent leakage or other releases of hazardous substances into the environment. In connection with its ownership, operation and management of such properties, the Company could be held liable for the environmental response costs associated with the release of such regulated substances or related claims. In addition to clean-up actions brought by federal, state and local agencies, the presence of hazardous substances on a property could result in personal injury or similar claims by private plaintiffs. Such claims could result in costs or liabilities which could exceed the value of such property. Notwithstanding the above, the Company has not been notified by any private party or governmental authority of any non-compliance, liability or other claim in connection with environmental conditions at any of its properties that it believes will involve any material expenditure, nor is the Company aware of any environmental condition with respect to any of its properties that it believes will involve any material expenditure.

  COST OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT. The Company's properties are subject to the requirements of the Americans with Disabilities Act (the "ADA"), which generally requires that public accommodations, including office buildings, retail centers and hotels be made accessible to disabled persons. The Company has surveyed each of its properties and believes that it is in substantial compliance with the ADA and that it will not be required to make substantial capital expenditures to address the requirements of the ADA. The Company has developed an ADA Compliance Plan and has budgeted for and moved forward with the removal of those barriers to access that are readily achievable. The Company believes that implementation of its ADA Compliance Plan will not have a material adverse effect on its financial condition.

                                 ROUSE CAPITAL

  Rouse Capital is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement executed by Rouse, as depositor for the Issuer, and The First National Bank of Chicago, as property trustee (the "Property Trustee"), and Michael J. Majchrzak, as Delaware trustee (the "Delaware Trustee"), and (ii) the filing of a certificate of trust with the Delaware Secretary of State on September 29, 1995. Such trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as sole trustee under the Trust Agreement for the purposes of compliance with the Trust Indenture Act. The Issuer exists for the exclusive purposes of (i) issuing the Preferred Securities and Common Securities representing undivided beneficial interests in the assets of the Issuer, (ii) purchasing the Junior Subordinated Debentures with the proceeds from sale of the Common Securities and the Preferred Securities and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities are owned by Rouse, and Rouse has agreed in the Indenture to maintain such ownership. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and continuance of an Event of Default under the Trust Agreement, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Rouse will acquire Common Securities having an aggregate liquidation amount equal to 3% of the total capital of the Issuer. The Issuer has a term of approximately 55 years, but may terminate earlier as provided in the Trust Agreement. The Issuer's business and affairs will be conducted by the Property Trustee, the Delaware Trustee and the Administrative Trustees. The holder of the Common Securities, or the holders of at least a majority in the aggregate Liquidation Amount of then outstanding Preferred Securities, if an Event of Default has occurred and is continuing, will be entitled to appoint, remove or replace the Trustees (as defined under "Description of the Preferred Securities") of the Issuer.

  The duties and obligations of the Trustees shall be governed by the Trust Agreement. Patricia H. Dayton, Jeffrey H. Donahue and George L. Yungmann, all officers of Rouse, will be appointed as administrative trustees of the Trust (in such capacity, the "Administrative Trustees") pursuant to the terms of the Trust Agreement. Under the Trust Agreement, the Administrative Trustees will have certain duties and powers, including, but not limited to, the delivery of certain notices to the holders of the Preferred Securities, the appointment of the Preferred Securities Paying Agent (as defined under "Description of the Preferred Securities--Redemption Procedures") and the Preferred Securities Registrar (as defined under "Description of the Preferred Securities-- Registrar and Transfer Agent"), the registering of transfers of the Preferred Securities and the Common Securities and preparing and filing on behalf of the Trust all United States federal, state and local tax information and returns and reports required to be filed by or in respect of the Trust. Under the Trust Agreement, the Property Trustee will have certain duties and powers, including, but not limited to, holding legal title to the Junior Subordinated Debentures on behalf of the Trust, the collection of payments in respect of the Junior Subordinated Debentures, maintenance of the Payment Account (as defined in the Trust Agreement), the sending of default notices with respect to the Preferred Securities and the distribution of the assets of the Trust in the event of a winding-up of the Trust. See "Description of the Preferred Securities".

  Rouse will pay all fees and expenses related to the Issuer and the offering of the Preferred Securities.

  The principal office of the Issuer is located at 10275 Little Patuxent Parkway, Columbia, Maryland 21044-3456 and its telephone number is (410) 992-6000.

                               THE ROUSE COMPANY

  The Rouse Company (the "Company" or "Rouse") is one of the largest publicly-traded real estate companies in the United States. The Company develops, acquires, owns and manages income-producing properties across the United States. The Company also develops and sells land almost exclusively related to activities in Columbia, Maryland.

OPERATING PROPERTIES

  The Company manages a portfolio of operating properties totaling more than 58 million square feet in almost 200 buildings, classified into two business categories: (i) retail centers and (ii) office, mixed-use and other properties.

  RETAIL CENTERS. Major retail properties owned and managed by the Company include Willowbrook, Woodbridge Center and Paramus Park in New Jersey and Faneuil Hall Marketplace, South Street Seaport and Harborplace in the downtowns of Boston, New York and Baltimore, respectively. The Company manages 75 retail centers totaling 47,218,000 square feet of space and including 153 department stores and 20,925,000 square feet of small store gross leasable area. Included in the 75 retail centers are eight Columbia village centers (824,000 sq. ft.) and five centers (636,000 sq. ft. of small shops) that are parts of large, mixed-use projects. The remaining 62 centers include 53 regional malls (17,811,000 sq. ft. of mall space) that primarily are in the suburbs of major metropolitan areas and typically have three or more department stores attached, and also include nine specialty retail centers (1,654,000 sq. ft.) that are in the downtowns of major cities and do not have department stores attached.

  The majority of the Company's revenues, Earnings Before Depreciation and Deferred Taxes ("EBDT") and Current Value Shareholders' Equity is derived from its retail centers, particularly those where the Company has a significant ownership interest in the centers. The 62 retail centers (excluding eight Columbia village centers and five mixed-use projects) include 44 centers where the Company has ownership interests ranging from 30% to 100%. In the remaining 18 centers, the Company's ownership interest is generally 10% or less, and the Company normally receives fees for management, leasing and development activities and an incentive participation in the growth of the centers' cash flows and values.

  OFFICE, MIXED-USE AND OTHER PROPERTIES. The Company manages more than 100 office/industrial buildings totaling approximately 11,353,000 square feet of gross leasable area. Of this total, 1,842,000 square feet is located in seven buildings which are part of major mixed-use projects in Phoenix, Baltimore, Seattle and Portland; 3,056,000 square feet is located in Columbia in projects that are wholly-owned; 728,000 square feet is located in Owings Mills, Maryland in four buildings that are jointly-owned; 501,000 square feet is located at or near retail centers; and the remaining 5,226,000 square feet is primarily located in the Baltimore-Washington corridor and is part of a joint venture owned by the Company (5%) and Teachers Insurance and Annuity Association of America (95%).

  The Company owns and manages two hotels, one each in Baltimore and Columbia, and has an ownership interest in one additional hotel in Baltimore.

LAND SALES

  The Company, through its subsidiaries and affiliates, develops and sells land primarily in and around Columbia, Maryland, which is a new town launched by the Company in 1962. Today, Columbia has a population of nearly 80,000 and is home to 2,500 businesses which employ 56,000 people. There are presently approximately 2,000 acres of net saleable land available for residential, commercial and industrial uses. Subsidiaries of the Company may develop and own certain projects in Columbia, primarily retail centers and office buildings.

DEVELOPMENT AND ACQUISITION ACTIVITIES

  The majority of the Company's operating properties were developed by the Company or its subsidiaries. At the present time, the Company has publicly announced that it is developing a major new regional shopping center in Orlando, Florida; is expanding several existing retail centers (Beachwood Place in Cleveland, Perimeter Mall in Atlanta, Northwest Arkansas Mall in Fayetteville, Oakwood Center in suburban New Orleans and Burlington Center in Burlington, New Jersey); has recently acquired interests in Collin Creek Mall in Plano, Texas and Brandywine Square in Exton, Pennsylvania; has recently acquired the remaining unowned partnership interests in Santa Monica Place in Santa Monica, California and Paramus Park in Paramus, New Jersey; and is investigating additional new retail center development, expansions and potential acquisitions. Any such new retail center development, expansion or acquisition will be funded using cash generated from operations, from the issuance of additional equity securities or from the proceeds of any additional indebtedness.

PROJECTS OF THE COMPANY

  Set forth below is a table that provides information with respect to the Company's (i) retail centers in operation, (ii) retail centers under construction, (iii) office projects in operation, (iv) hotel projects in operation, (v) properties in operation in Columbia, Maryland, (vi) office projects owned by Rouse-Teachers Properties, Inc. and (vii) industrial projects owned by Rouse-Teachers Properties, Inc.

                                                                      RETAIL SQUARE FOOTAGE
                                                                      ---------------------
                                      DATE OF
                                    OPENING OR                           TOTAL      MALL
    RETAIL CENTERS IN OPERATION     ACQUISITION  DEPARTMENT STORES      CENTER      ONLY
    ---------------------------     -----------  -----------------    ----------- ---------
 Almeda Mall, Houston, TX (a)          10/68    Foley's; JCPenney         802,000   294,000
 The Shops at Arizona Center,          11/90            --                151,000   151,000
  Phoenix, AZ (a)
 Augusta Mall, Augusta, GA (b)          8/78    Rich's; R.H. Macy;        902,000   313,000
                                                JCPenney; Sears
 Bayside Marketplace, Miami, FL         4/87            --                223,000   223,000
  (b)
 Beachwood Place, Cleveland, OH         8/78    Saks Fifth Avenue;        453,000   228,000
  (b)                                           Dillard's
 Burlington Center, Burlington, NJ      8/82    Strawbridge &             567,000   246,000
  (d)                                           Clothier; Sears
 Cherry Hill, Cherry Hill, NJ (a)      10/61    Strawbridge &           1,285,000   544,000
                                                Clothier; R.H.
                                                Macy; JCPenney
 The Citadel, Colorado Springs, CO      8/80    Mervyn's; JCPenney;     1,097,000   460,000
  (d)                                           Foley's; Dillard's
 College Square, Cedar Falls, IA        8/80    Von Maur; Younkers;       560,000   313,000
  (d)                                           Wal-Mart
 Collin Creek Mall, Plano, Texas        9/95    Dillard's; Foley's;     1,123,000   333,000
  (b)                                           Sears; JCPenny;
                                                Mervyn's
 The Mall in Columbia, Columbia,        8/71    Hecht's; Sears            876,000   421,000
  MD (a)
 Eastfield Mall, Springfield, MA        4/68    Sears; Filene's;          674,000   217,000
  (a)                                           JCPenney
 Echelon Mall, Voorhees, NJ (a)         9/70    Strawbridge &           1,065,000   481,000
                                                Clothier; JCPenney;
                                                Boscov's
 Exton Square, Exton, PA (a)            3/73    Strawbridge &             443,000   253,000
                                                Clothier
 Faneuil Hall Marketplace, Boston,      8/76            --                215,000   215,000
  MA (a)
 Fashion Island, Newport Beach, CA      8/90    The Broadway;           1,215,000   593,000
  (c)                                           I. Magnin;
                                                Robinson's--May;
                                                Neiman Marcus

                                                                     RETAIL SQUARE FOOTAGE
                                                                     ---------------------
                                       DATE OF
                                     OPENING OR                         TOTAL      MALL
   RETAIL CENTERS IN OPERATION       ACQUISITION  DEPARTMENT STORES    CENTER      ONLY
   ---------------------------       -----------  -----------------  ----------- ---------
Franklin Park, Toledo, OH (b)            7/71    Hudson's; JCPenney;   1,082,000   313,000
                                                 Jacobson's; Lion
The Gallery at Harborplace,              9/87            --              139,000   139,000
 Baltimore, MD (a)
The Gallery at Market East,              8/77    Strawbridge &         1,320,000   360,000
 Philadelphia, PA (a)(c)                         Clothier; JCPenney
Governor's Square, Tallahassee,          8/79    Burdine's; Sears;     1,031,000   340,000
 FL (b)                                          JCPenney; Dillard's
The Grand Avenue, Milwaukee, WI (a)      8/82    Marshall Field; The     842,000   242,000
                                                 Boston Store
Greengate Mall, Greensburg, PA           8/65    Lazarus; Montgomery     612,000   233,000
 (a)                                             Ward
Harborplace, Baltimore, MD (a)           7/80            --              136,000   136,000
Harundale Mall, Glen Burnie, MD         10/58    Value City              309,000   232,000
 (b)
Highland Mall, Austin, TX (b)            8/71    Dillard's;            1,099,000   367,000
                                                 JCPenney; Foley's
Hulen Mall, Ft. Worth, TX (a)            8/77    Foley's; Montgomery     924,000   327,000
                                                 Ward; Dillard's
The Jacksonville Landing,                6/87            --              128,000   128,000
 Jacksonville, FL (a)
Mall St. Matthews, St. Matthews,         3/62    JCPenney; Bacon's;      965,000   345,000
 KY (a)                                          Dillard's
Marshall Town Center,                    8/80    JCPenney; Younkers;     340,000   153,000
 Marshalltown, IA (d)                            Menard's
Midtown Square, Charlotte, NC (a)       10/59    Burlington Coat         235,000   190,000
                                                 Factory
Mondawmin (a)/Metro Plaza (b),          1/78;            --              496,000   496,000
 Baltimore, MD                          12/82
Muscatine Mall, Muscatine, IA (d)        8/80    JCPenney; Von Maur;     347,000   186,000
                                                 Wal-Mart
The Shops at National Place,             5/84            --              125,000   125,000
 Washington, D.C. (a)
North Grand, Ames, IA (d)                8/80    JCPenney; Sears;        350,000   157,000
                                                 Younkers
North Star, San Antonio, TX (b)          9/60    Dillard's; Foley's;   1,288,000   487,000
                                                 Saks Fifth Avenue;
                                                 Marshall Field;
                                                 Mervyn's
Northwest Arkansas Mall,                 8/80    JCPenney; Sears;        554,000   242,000
 Fayetteville, AR (d)                            Dillard's
Northwest Mall, Houston, TX (a)         10/68    Foley's; JCPenney       800,000   292,000

                                                                      RETAIL SQUARE FOOTAGE
                                                                      ---------------------
                                        DATE OF
                                      OPENING OR                         TOTAL      MALL
   RETAIL CENTERS IN OPERATION        ACQUISITION  DEPARTMENT STORES    CENTER      ONLY
   ---------------------------        -----------  -----------------  ----------- ---------
Oakwood Center, Gretna, LA (a)           10/82    Sears; Dillard's;       960,000   362,000
                                                  Mervyn's; Maison
                                                  Blanche
Outlet Square, Atlanta, GA (a)            7/83    Burlington Coat         326,000   183,000
                                                  Factory; Marshalls
Owings Mills, Baltimore County,           7/86    R.H. Macy; Hecht's;     809,000   325,000
 MD (a)                                           Saks Fifth Avenue
Paramus Park, Paramus, NJ (a)             3/74    Abraham & Straus;       755,000   279,000
                                                  Sears
Perimeter Mall, Atlanta, GA (b)           8/71    Rich's; JCPenney;     1,224,000   444,000
                                                  R.H. Macy
Pioneer Place, Portland, OR (a)           3/90    Saks Fifth Avenue       220,000   160,000
Plymouth Meeting, Montgomery              2/66    Strawbridge &           784,000   442,000
 County, PA (a)                                   Clothier; Hess
Randhurst, Mt. Prospect, IL (d)           7/81    Carson, Pirie,        1,324,000   591,000
                                                  Scott; JCPenney;
                                                  Montgomery Ward;
                                                  Kohls
Ridgedale Center, Minnetonka, MN (d)      1/89    Carson, Pirie,        1,039,000   334,000
                                                  Scott; Dayton's; JC
                                                  Penney; Sears
Riverwalk, New Orleans, LA (a)            8/86    --                      179,000   179,000
St. Louis Union Station,                  8/85    --                      172,000   172,000
 St. Louis, MO (a)
Salem Centre, Salem, OR (d)               6/90    Meier & Frank;          649,000   211,000
                                                  JCPenney; Mervyn's;
                                                  Nordstrom
Salem Mall, Dayton, OH (a)               10/66    Lazarus; Sears;         817,000   312,000
                                                  JCPenney
Santa Monica Place, Santa                10/80    The Broadway;           570,000   287,000
 Monica, CA (a)                                   Robinson's--May
Sherway Gardens, Toronto, ONT (c)        12/78    Eaton's; The Bay        968,000   474,000
South DeKalb, Decatur, GA (a)             7/78    Rich's; JCPenney        691,000   329,000
Southland, Taylor, MI (d)                 1/89    Hudson's; Mervyn's;     903,000   320,000
                                                  JCPenney
South Street Seaport, New York,           7/83    --                      257,000   257,000
 NY (a)
Staten Island Mall, Staten               11/80    Sears; R.H. Macy;     1,224,000   618,000
 Island, NY (d)                                   JCPenney
Mall St. Vincent, Shreveport, LA          8/80    Sears; Dillard's        557,000   200,000
 (c)
Talbottown, Easton, MD (a)                3/57    JCPenney                 90,000    71,000
Tampa Bay Center, Tampa, FL (b)           8/76    Burdine's; Sears;       883,000   325,000
                                                  Montgomery Ward

                                                                   RETAIL SQUARE FOOTAGE
                                                                   ---------------------
                                     DATE OF
                                   OPENING OR                        TOTAL       MALL
   RETAIL CENTERS IN OPERATION     ACQUISITION  DEPARTMENT STORES    CENTER      ONLY
   ---------------------------     -----------  -----------------  ---------- ----------
Town and Country Center,               2/88    Sears; Marshalls;      645,000    467,000
 Miami, FL (c)                                 Mervyn's
Underground Atlanta, Atlanta, GA       6/89            --             219,000    219,000
 (c)
Village of Cross Keys,                 9/65            --              68,000     68,000
 Baltimore, MD (a)
Westlake Center, Seattle, WA (b)      10/88    Nordstrom; Bon         723,000    118,000
                                               Marche
Westland Mall, West                    8/80    JCPenney; Younkers     344,000    175,000
 Burlington, IA (d)
White Marsh, Baltimore                 8/81    R.H. Macy; Sears;    1,178,000    359,000
 County, MD (a)                                JCPenney; Hecht's
Willowbrook, Wayne, NJ (b)             9/69    R.H. Macy; Sears;    1,499,000    485,000
                                               Steinbach's;
                                               Stern's
Woodbridge Center,                     3/71    JCPenney; Sears;     1,544,000    560,000
 Woodbridge, NJ (a)                            Stern's;            ---------- ----------
                                               Steinbach's;
                                               Fortunoff
                                               Total Retail        46,394,000 20,101,000
                                               Centers in          ---------- ----------
                                               Operation

                                                         RETAIL SQUARE FOOTAGE
                                                         ---------------------
    RETAIL CENTERS UNDER
     CONSTRUCTION OR IN                                     TOTAL      MALL
        DEVELOPMENT               DEPARTMENT STORES        CENTER      ONLY
    --------------------          -----------------      ----------- ---------
Brandywine Square,                        --                 565,000   565,000
 Exton, PA
Beachwood Place Expansion,    Nordstrom                      459,000    90,000
 Cleveland, OH
Northwest Arkansas Mall       JCPenney; Dillard's            310,000    70,000
 Expansion, Fayetteville, AR
Oakwood Center Expansion,     JCPenney                       125,000       --
 Gretna, LA
Burlington Center Expansion,  JCPenney                       102,000       --
 Burlington, NJ                                          ----------- ---------
                              Total Retail Centers Under   1,561,000   725,000
                              Construction or in         ----------- ---------
                              Development

  OFFICE PROJECTS IN OPERATION                   LOCATION         SQUARE FEET
  ----------------------------                   --------         -----------
300 East Lombard (c)                      Baltimore, MD              233,000
Quadrangle at Cross Keys (a)              Baltimore, MD              106,000
Village Square at Cross Keys (a)          Baltimore, MD               79,000
Legg Mason Tower (a)                      Baltimore, MD              265,000
Schilling Center (a)                      Hunt Valley, MD             55,000
Alexander & Alexander Building (b)        Owings Mills, MD           143,000
Alexander & Alexander Building II (b)     Owings Mills, MD           198,000
Blue Cross & Blue Shield Building I (b)   Owings Mills, MD           270,000
Blue Cross & Blue Shield Building II (b)  Owings Mills, MD           117,000
One Arizona Center (a)                    Phoenix, AZ                322,000
Two Arizona Center (a)                    Phoenix, AZ                444,000
First National Bank Plaza (a)             Mt. Prospect, IL            66,000
Faneuil Hall Marketplace (a)              Boston, MA                 147,000
Pioneer Place (a)                         Portland, OR               284,000
Westlake Center (b)                       Seattle, WA                342,000
                                                                   ---------
                                          Total Office
                                          Projects in Operation    3,071,000
                                                                   ---------
  HOTEL PROJECTS IN OPERATION                    LOCATION            ROOMS
  ---------------------------                    --------         -----------
Cross Keys Inn (a)                        Baltimore, MD                  148
Stouffer Harborplace Hotel                Baltimore, MD                  622
  COLUMBIA PROPERTIES IN OPERATION            TYPE OF PROJECT     SQUARE FEET
  --------------------------------            ---------------     -----------
The Mall in Columbia*(a)                  Retail                     876,000
Dobbin Center (b)                         Community Retail           219,000
Dorsey's Search Village Center (a)        Community Retail            86,000
Harper's Choice Village Center (a)        Community Retail            81,000
Hickory Ridge Village Center (a)          Community Retail            97,000
King's Contrivance Village Center (a)     Community Retail           107,000
Long Reach Village Center (a)             Community Retail            77,000
Oakland Mills Village Center (a)          Community Retail            62,000
Wilde Lake Village Center (a)             Community Retail            95,000
10 Corporate Center (a)                   Office                      89,000
Amdahl Building (a)                       Office                     105,000
American City Building (a)                Office                     111,000
Columbia Center Building (a)              Office                      44,000
Dorsey's Search Office Building (a)       Office                      20,000
Exhibit Building (a)                      Office                      20,000
PaineWebber Building (a)                  Office                     134,000
Parkside (a)                              Office                     112,000
RWD Building (a)                          Office                     137,000
Re/Max Building (a)                       Office                      39,000
Reliance Building (a)                     Office                      38,000
The Ryland Group Headquarters (a)         Office                     167,000
Oakland Building (a)                      R&D/Industrial             145,000
Gateway Commerce Center 1, 2 & 20 (a)     Industrial               1,895,000
Columbia Inn (a)                          Hotel                    289 rooms
                                                                   ---------
                                          Total Columbia
                                          Properties in Operation  4,756,000
                                                                   ---------

--------
* Also listed in previous table of Retail Centers in Operation
(a) Projects are wholly-owned by subsidiaries of the Company.
(b) Projects are owned by joint ventures or partnerships and are managed by subsidiaries of the Company for a fee. The Company's ownership interest, through its subsidiaries, is at least 50% (except for North Star and Willowbrook in which the Company has 37 1/2% interests and Collin Creek Mall in which the Company has a 30% interest).
(c) Projects are managed by subsidiaries of the Company for a fee plus a share of cash flow.
(d) Projects are owned by partnerships or wholly owned (Staten Island Mall, Randhurst and Burlington Center) by subsidiaries of the Company and are managed by subsidiaries of the Company for a fee plus a share of cash flow and a share of proceeds from sales or refinancings. The Company's ownership interest in the partnerships is determined based upon the results of operations.

      OFFICE PROJECTS OWNED BY ROUSE-
         TEACHERS PROPERTIES, INC.         LOCATION                  SQUARE FEET
      -------------------------------      --------                  -----------
 Triangle Business Center                  Baltimore, MD                 75,000
 Owen Brown I                              Columbia, MD                  46,000
 Sieling Tech Center                       Columbia, MD                  76,000
 RiversPark I & II                         Columbia, MD                 306,000
 Center Pointe                             Hunt Valley, MD              130,000
 201 International Circle                  Hunt Valley, MD               79,000
 Loveton Center 9                          Hunt Valley, MD               53,000
 11011 McCormick Road                      Hunt Valley, MD               57,000
 Schilling Plaza North                     Hunt Valley, MD               96,000
 Schilling Plaza South                     Hunt Valley, MD              108,000
 One Hunt Valley                           Hunt Valley, MD              225,000
                                           Prince George's County,
 Inglewood Office Centres 1, 2             MD                           222,000
                                           Prince George's County,
 Inglewood Tech Centers I, II, III, IV & V MD                           316,000
 Silver Spring Metro Plaza                 Silver Spring, MD            692,000
 Ambassador Center                         Woodlawn, MD                  83,000
 15--17 Governor's Court                   Woodlawn, MD                  29,000
 21 Governor's Court                       Woodlawn, MD                  56,000
 Parkview Center                           Woodlawn, MD                  58,000
 Harbourside                               Tampa, FL                    147,000
 One & Two Prestige Place                  Tampa, FL                    144,000
 McCormick Center I, II & III              Tampa, FL                    202,000
 Gateway Centers I & II                    Raleigh, NC                  116,000
 Senate Plaza                              Camp Hill, PA                231,000
                                                                      ---------
                                           Total Office Projects
                                           Owned by Rouse-Teachers
                                           Properties, Inc.           3,547,000
                                                                      ---------
    INDUSTRIAL PROJECTS OWNED BY ROUSE-
         TEACHERS PROPERTIES, INC.         LOCATION                  SQUARE FEET
    -----------------------------------    --------                  -----------
 Pulaski Industrial Park                   Essex, MD                    157,000
 Hunt Valley Business Community            Hunt Valley, MD              950,000
 Rutherford Business Center                Woodlawn, MD                 572,000
                                                                      ---------
                                           Total Industrial
                                           Projects
                                           Owned by Rouse-Teachers
                                           Properties, Inc.           1,679,000
                                                                      ---------

  The principal executive office of the Company is located at 10275 Little Patuxent Parkway, Columbia, Maryland 21044-3456 and its telephone number is
(410) 992-6000.

                                USE OF PROCEEDS

  The proceeds from the sale of the Preferred Securities and the Common Securities will be invested in the Junior Subordinated Debentures issued pursuant to the Indenture. The net proceeds to be received by the Company from the sale of the Junior Subordinated Debentures are approximately $127,717,881 ($146,966,818.50, assuming exercise of the over-allotment option). Approximately $99 million of the net proceeds will be used primarily to retire or reduce outstanding Company debt, debt carrying a Company guarantee of repayment and higher rate nonrecourse property debt. The Company currently has identified approximately $95 million in debt having fixed interest rates ranging from 9.25% to 10.25% and maturities ranging from five months to 20 years and approximately $40 million in debt having variable interest rates averaging 8.0% and maturities ranging from 3 years to 5 years which may be reduced or retired with the net proceeds. The specific debt that will be reduced or retired will be determined based on the best economic interests of the Company. The Company intends to use most of the net proceeds remaining after debt retirement or reduction to fund development projects and/or property acquisitions. The specific development projects and property acquisitions will be determined based on the best economic interests of the Company. The remaining net proceeds will be used for general corporate purposes. Prior to such uses, the net proceeds will be invested in high-quality, short-term instruments.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company and its subsidiaries at September 30, 1995 and as adjusted to give effect to (i) the sale of the Preferred Securities offered hereby (without deduction of Underwriters' Compensation or expenses and assuming the over-allotment option is not exercised) and (ii) the application of the proceeds therefrom.

                                                          SEPTEMBER 30, 1995
                                                            (IN THOUSANDS)
                                                         ----------------------
                                                           ACTUAL     ADJUSTED
                                                           ------    ----------
Current portion of debt and capital lease obligations..  $  123,371  $  114,951
                                                         ==========  ==========
Long-term debt.........................................  $2,438,271  $2,347,698
Long-term portion of capital lease obligations.........      55,995      55,995
Company-obligated mandatorily redeemable preferred se-
 curities of subsidiary Trust holding solely Company
 Subordinated Debt Securities (1)......................         --      132,500
Shareholders' equity:
Preferred stock, par value $.01 per share; 50,000,000
 shares authorized; 4,505,009 shares of Series A Con-
 vertible Preferred stock, par value $.01 per share,
 issued and outstanding................................          45          45
Common stock, par value $.01 per share; 250,000,000
 shares authorized; 47,921,499 shares issued and out-
 standing..............................................         479         479
Additional paid-in capital.............................     309,231     309,231
Accumulated deficit....................................    (255,272)   (255,272)
                                                         ----------  ----------
  Total shareholders' equity...........................      54,483      54,483
                                                         ----------  ----------
  Total capitalization.................................  $2,548,749  $2,590,676
                                                         ==========  ==========

--------
(1) As described herein, the assets of the Issuer include $132.5 million aggregate principal amount of 9 1/4% Junior Subordinated Debentures of Rouse which will constitute approximately 97% of the total assets of the Issuer. The remaining 3% of the assets of the Issuer will be comprised of approximately $4.1 million aggregate principal amount of 9 1/4% Junior Subordinated Debentures of Rouse purchased with the proceeds of the sale of Common Securities of the Issuer.

                       SELECTED FINANCIAL DATA OF ROUSE

  The following selected financial information of the Company for the years ended December 31, 1994, 1993 and 1992 and the nine months ended September 30, 1995 and 1994 was derived from the Company's consolidated financial statements and five-year comparison of selected financial data contained in its Annual Report on Form 10-K for the year ended December 31, 1994 and its Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995 and 1994 and is qualified in its entirety by such documents. See "Incorporation of Certain Documents by Reference". The selected financial information of the Company for the years ended December 31, 1992, 1991 and 1990 was derived from the audited consolidated financial statements of the Company for such periods and the balance sheet information for the quarter ended September 30, 1994 was derived from the unaudited consolidated financial statements of the Company for such period which, in each case, have not been incorporated herein by reference. Results for the nine months ended September 30, 1995 and 1994 are unaudited. Results for the nine months ended September 30, 1995 are not necessarily indicative of results for the year ending December 31, 1995. The following financial information should be read in conjunction with the Company's consolidated financial statements and notes thereto incorporated by reference into and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                            NINE MONTHS ENDED
                              SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                          ----------------------  ----------------------------------------------------------
                             1995        1994        1994        1993        1992        1991        1990
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                        (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
Operating results data:
 Revenues from
  continuing
  operations............  $  495,316  $  489,846  $  671,171  $  646,805  $  597,105  $  573,498  $  529,570
 Earnings (loss) from
  continuing
  operations............       3,939       2,155       6,606      (1,291)    (15,849)      2,424      (1,165)
 Earnings (loss) from
  continuing operations
  available for common
  shareholders per share
  of common stock.......        (.15)       (.16)       (.14)       (.27)       (.33)        .05        (.07)
Balance sheet data:
 Total assets-cost ba-
  sis...................   2,929,637   2,897,922   2,915,860   2,874,982   2,726,281   2,637,452   2,614,877
 Total assets-current
  value basis (1).......         --          --    4,736,961   4,588,636   4,217,819   4,174,093   4,362,153
 Debt, capital leases
  and redeemable
  Preferred stock.......   2,617,637   2,550,453   2,532,920   2,473,596   2,498,983   2,374,527   2,344,095
 Shareholders' equity
  (deficit):
 Historical cost basis..      54,483      80,763      95,026     113,151     (34,848)     17,328      25,339
 Current value basis
  (1)...................         --          --    1,614,245   1,525,606   1,188,896   1,274,070   1,470,088
 Shareholders' equity
  (deficit) per share of
  common stock:
 Historical cost basis
  (2)...................         .93        1.42        1.63        1.98        (.74)        .36         .53
 Current value basis
  (1)(2)................         --          --        27.75       26.75       25.50       26.60       30.10
Other selected data:
 Earnings before
  depreciation and
  deferred taxes from
  operations (EBDT).....      76,978      67,115      94,710      78,281      52,282      46,820      50,290
 Net cash provided by
  (used in):
 Operating activities...      69,525      79,008     113,775     101,149      66,630      67,226      35,057
 Investing activities...     (64,087)   (143,272)   (178,551)   (154,446)   (144,836)    (96,210)   (248,532)
 Financing activities...     (28,633)     41,086      40,618      47,068      98,914      17,271     246,968
 Ratio of earnings to
  fixed
  charges (3)(4)(5).....        1.05        1.04        1.06        1.01         --          --          --
 Ratio of earnings to
  combined fixed charges
  and Preferred stock
  dividend requirements
  (6)(7)(8).............         --          --          --          --          --          --          --
 Consolidated coverage
  ratio (9).............        1.48        1.42        1.44        1.37        1.25        1.24        1.29
 Cash dividends per
  share of common stock
  for the period........         .60         .51         .68         .62         .60         .60         .60
 Cash dividends per
  share of convertible
  Preferred stock for
  the period............        2.43        2.43        3.25        2.83         --          --          --
 Market price per share
  of common stock at end
  of period (10)........       22.00       19.13       19.25       17.75       18.00       18.25       14.50
 Market price per share
  of convertible
  Preferred stock at end
  of period.............       54.88       51.13       48.50       53.75         --          --          --
 Weighted average common
  shares outstanding....      47,779      47,563      47,565      47,411      47,994      48,157      48,019
 Number of common shares
  outstanding at end of
  period................      47,921      47,568      47,571      47,562      47,292      48,193      48,130
 Number of convertible
  Preferred stock shares
  outstanding at end of
  period................       4,505       4,025       4,505       4,025         --          --          --

--------
(1) Current value basis financial information is not presented for interim periods.
(2) Historical cost basis shareholders' equity per share of common stock and current value basis shareholders' equity per share of common stock assume the conversion of the Company's Series A Convertible Preferred stock.
(3) The pro forma ratios of earnings to fixed charges for the year ended December 31, 1994 and the nine months ended September 30, 1995, adjusted to give effect to the issuance of the Preferred Securities and the use of the proceeds therefrom, are not materially different from the historical ratios.
(4) The ratio of earnings to fixed charges is computed by dividing fixed charges into net earnings (loss) before income taxes, extraordinary loss and cumulative effect of change in accounting principle, adjusted for minority interest in earnings, amortization of interest costs previously capitalized and certain other items, plus fixed charges other than capitalized interest. Fixed charges include interest costs, the estimated interest component of rent expense and certain other items.
(5) Total fixed charges exceeded the Company's earnings available for fixed charges by $29,449,000, $10,347,000 and $24,575,000 for the years ended
    December 31, 1992, 1991 and 1990, respectively.
(6) The pro forma ratios of earnings to combined fixed charges and Preferred stock dividend requirements for the year ended December 31, 1994 and the nine months ended September 30, 1995, adjusted to give effect to the issuance of the Preferred Securities and the use of the proceeds therefrom, are not materially different from the historical ratios.
(7) The ratio of earnings to combined fixed charges and Preferred stock dividend requirements is computed by dividing total fixed charges and amounts of pre-tax earnings required to cover Preferred stock dividend requirements into net earnings (loss) before income taxes, extraordinary loss and cumulative effect of change in accounting principle, adjusted for minority interest in earnings, amortization of interest costs previously capitalized and certain other items, plus fixed charges other than capitalized interest. Fixed charges include interest costs, the estimated interest component of rent expense and certain other items.
(8) Total fixed charges and Preferred stock dividend requirements exceeded the Company's earnings available for fixed charges and Preferred stock dividend requirements by $9,597,000 and $9,752,000 for the nine months ended September 30, 1995 and 1994, respectively, and $8,934,000, $17,722,000, $29,449,000, $10,347,000, and $28,363,000 for the years ended
    December 31, 1994, 1993, 1992, 1991 and 1990, respectively.
(9) Consolidated coverage ratio is the ratio of earnings before depreciation and deferred taxes from operations (EBDT) plus consolidated interest expense to consolidated interest expense. Consolidated interest expense includes dividends on redeemable Preferred Stock (retired for financial reporting purposes in 1990), which are included because the stock was subject to mandatory redemption requirements for cash.
(10) The market price of common stock of the Company as of the close of business on November 17, 1995 was $21.625 per share.

                              RECENT DEVELOPMENTS

  The Company and certain of its affiliates have been defendants in a lawsuit brought in Louisiana state court in 1990. The plaintiff, Robert P. Guastella Equities, Inc., a former tenant at Riverwalk, a retail center in New Orleans, Louisiana, which is owned and operated by an affiliate of the Company, alleged in the lawsuit that the defendants breached plaintiff's lease for the operation of a restaurant at Riverwalk. In 1993, a jury returned a verdict against the defendants upon which judgment was entered by the trial court on January 7, 1994, in the total net amount of approximately $9,128,000 plus interest from the date the suit was filed. The trial court also entered an amended judgment in which it awarded the plaintiff $450,000 in attorneys' fees.

  On May 23, 1994, the Company appealed this judgment to the Louisiana Court of Appeals, Fourth Circuit. On November 16, 1995, the Louisiana Court of Appeals denied the Company's appeal in a 2 to 1 decision and left standing the judgment, but reduced the judgment by $240,000. The Company believes that the verdict and judgment are contrary to the facts and applicable law. The Company intends to file a motion for reconsideration with the Louisiana Court of Appeals and, if that motion is denied, intends to petition the Louisiana Supreme Court to hear the appeal.

  However, the Company has determined that it will record in the fourth quarter of 1995 a pre-tax provision in the amount of $12,316,000, representing the full amount of the modified award (including attorneys' fees) plus interest, less pre-tax provisions previously recorded totaling $1,150,000. The Company expects that the provision will cause a net loss for the fourth quarter and for the full year 1995. The Company believes that the ultimate disposition of this matter will not have a material adverse effect on the Company's consolidated financial position or liquidity. The Company also believes that the ultimate disposition of this matter will not have a material adverse effect on either the Company's or the Issuer's ability to satisfy its obligations under the Preferred Securities.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The Company's primary business is the acquisition, development and management of income-producing real estate projects. The Company operates a diversified portfolio of real estate properties located across the United States. In addition, the Company develops and sells land, primarily in Columbia, Maryland.

  Management believes that the Company's financial position is sound and that its liquidity and capital resources are adequate. The Company has continued to achieve strong financial results in recent periods, despite the generally difficult market conditions in the real estate and retailing industries. These results have been made possible by several factors, including the continued strong performance of the Company's larger, major market retail centers and Columbia land sales operations, refinancing of a significant amount of project-related debt at lower interest rates, particularly in 1993 and the first half of 1994, and, to a lesser extent, dispositions or modifications of the terms of agreements relating to properties which were performing below expectations.

YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

 OPERATING RESULTS

  This discussion and analysis of operating results covers each of the Company's four business segments as management believes that a segment analysis provides the most effective means of understanding the Company's business. Note 11 to the consolidated financial statements for the years ended December 31, 1994, 1993 and 1992 incorporated by reference into this Prospectus should be referred to when reading this discussion.

  OPERATING PROPERTIES. The Company reports the results of its operating properties in two categories: retail centers ("retail" properties) and office, mixed-use and other properties ("office/mixed-use" properties).

  The Company's tenant leases provide the foundation for the performance of its retail and office/mixed-use properties. In addition to minimum rents, the majority of retail and office tenant leases provide for other rents which reimburse the Company for most of its operating expenses. Substantially all of the Company's retail leases also provide for additional rent based on tenant sales (percentage rent) in excess of stated levels. As leases expire, space is re-leased, minimum rents are generally adjusted to market rates, expense reimbursement provisions are updated and new percentage rent levels are established for retail leases.

  Most of the Company's operating properties are financed with long-term, fixed rate, nonrecourse debt and, therefore, are not directly affected by changes in interest rates. Although the interest rates on this debt do not fluctuate, certain loans provide for additional payments to the Company's lenders based on operating results and, in some instances, a share of a property's residual value upon sale or refinancing. Certain lenders' rights to participation in residual value expire upon maturity of the related loans.

  Revenues from retail properties increased $22,877,000 in 1994 and $35,118,000 in 1993. The increase in 1994 was attributable to expansions opened in 1994, a full year of operations of expansions opened and properties acquired in 1993 and increases in effective rents due to re-leasing efforts. The increase was also due to higher occupancy levels at the Company's larger, major market retail centers and increased lease cancellation payments received as a result of tenant restructuring or downsizing. These increases were partially offset by the disposition of a retail center in the first quarter of 1994.

  A substantial portion of the increase in 1993 was attributable to changes in the composition of the Company's portfolio of retail properties during the year, including acquisitions of interests in retail centers in the first and second quarters and the openings of expansions in the first and third quarters, and to a full year of operations for properties opened or acquired during 1992. The increase in revenues also reflects higher average occupancy levels, increased rents from temporary and seasonal tenants, re-leasing of space at higher effective rents and improved recoveries of operating expenses from tenants at certain properties.

  Total operating and interest expenses for retail properties increased by $8,965,000 in 1994 and $19,959,000 in 1993, including increased depreciation and amortization of $2,662,000 and $1,508,000, respectively. The increase in 1994 was attributable to costs relating to expansions opened in 1994 and a full year of operations of expansions opened and properties acquired in 1993, higher occupancy levels at many of the Company's larger, major market retail centers and higher interest costs related to floating rate debt. These increases were partially mitigated by the effects of the disposition of a retail center in the first quarter of 1994 and lower effective interest expense on fixed rate property debt due to debt repayments and refinancing at certain properties. The increase in 1993 was attributable primarily to the changes in the Company's portfolio of retail properties described above, partially offset by reductions in interest expense due to debt reductions, lower interest rates on floating rate debt and refinancing at certain properties.

  Revenues from office/mixed-use properties increased $2,540,000 in 1994 and $7,395,000 in 1993. Total operating and interest expenses for office/mixed-use properties increased $1,835,000 in 1994 and $3,490,000 in 1993, including increased depreciation and amortization of $1,324,000 and $529,000, respectively. The increase in revenues in 1994 was attributable primarily to higher occupancy levels at office and hotel properties and a full year of operations of properties opened in 1993, partially offset by lower recoveries of operating expenses at two office properties where the tenants began paying certain operating expenses directly in 1994. The increase in expenses in 1994 was due principally to a full year of operations of properties opened in 1993 and higher occupancy levels at office and hotel properties, partially offset by lower operating expenses at the two office properties referred to above. Also, lower interest expense at certain properties due to debt reductions, refinancing and the exercise, in the second quarter of 1994, of an option in a loan agreement to reduce the effective interest rate on that loan, partially mitigated the overall increase in interest and operating expenses in 1994.

  The increases in revenues and expenses in 1993 were due principally to operations of two industrial buildings in Columbia which opened in 1993 and an office building in Columbia opened in 1992. The increase in expenses in 1993 was partially offset by a reduction in interest expense due to debt reductions, lower interest rates on floating rate debt and the expiration of certain interest rate exchange agreements.

  LAND SALES. The Company's land sales operations relate primarily to the city of Columbia. Generally, revenues and operating income from land sales are affected by such factors as the availability to purchasers of construction and permanent mortgage financing at acceptable interest rates, consumer and business confidence, availability of saleable land for particular uses and management's decisions to sell, develop or retain land.

  Land sales revenues were $35,232,000 in 1994, $35,313,000 in 1993 and
$29,137,000 in 1992. The increase in revenues in 1993 were attributable primarily to higher sales of land for residential uses, and to a lesser extent, commercial land for retail and other uses.

  Land sales costs and expenses were $24,905,000 in 1994, $23,480,000 in 1993 and $19,289,000 in 1992. The increases in costs and expenses in 1994 and 1993 were attributable primarily to higher operating and interest expenses due to lower levels of land development activity on projects other than Columbia. The increase in 1993 was also due to increased cost of sales due to higher sales revenues.

  DEVELOPMENT. Development expenses were $6,989,000 in 1994, $4,348,000 in 1993 and $4,916,000 in 1992. These costs consist primarily of additions to the pre-construction reserve and new business costs.

  The pre-construction reserve is maintained to provide for costs of projects in the pre-construction phase of development, including retail center renovation and expansion opportunities, which may not go forward to completion. Additions to the pre-construction reserve were $3,400,000 in 1994, $2,900,000 in 1993 and $3,050,000 in 1992. New business costs relate primarily to the initial evaluation of acquisition and development opportunities. New business costs were $3,094,000 in 1994, $953,000 in 1993 and $1,371,000 in
1992. The increases in these costs in 1994 are due to the Company's more aggressive pursuit of new development and acquisition opportunities.

  CORPORATE. Corporate revenues consist of interest income earned on temporary investments, including investments of unused proceeds from refinancing of certain properties. Corporate interest expense relates primarily to interest on the convertible subordinated debentures, unused proceeds from refinancing of certain properties and a portion of the unsecured 8.5% notes, net of capitalized interest on corporate funds temporarily invested in projects under development. Corporate expenses also include general and administrative costs.

  Corporate interest income was $2,892,000 in 1994, $3,862,000 in 1993 and $2,851,000 in 1992. The decrease in 1994 was attributable primarily to lower average investment balances. The increase in 1993 was attributable to higher average investment balances as a result of proceeds from the offerings of the 8.5% unsecured notes and Preferred stock and refinancing of certain retail properties in 1992. The Company earned higher interest rates in 1994 and lower interest rates in 1993 on its investment balances which consisted primarily of short-term U.S. government and agency obligations in both years.

  Corporate interest costs were $13,934,000 in 1994, $18,571,000 in 1993 and $20,396,000 in 1992. Of such amounts, $2,564,000, $2,158,000 and $1,984,000 were capitalized in 1994, 1993 and 1992, respectively, on funds invested in development projects. The decreases in corporate interest costs in 1994 and 1993 are attributable primarily to the redemption of a $100,000,000 issue of convertible subordinated debentures in May 1993. The decrease in 1993 was partially offset by the issuance of the 8.5% unsecured notes. A portion of the proceeds of the 8.5% unsecured notes and proceeds from refinancing of certain retail properties completed in 1992 were used to refinance certain land and operating property debt and to finance improvements to a number of operating properties during 1994 and 1993. The interest costs on loan proceeds used for other segments are included in the operating results of those segments, reducing corporate interest costs. The higher level of interest capitalized in 1994, when compared to 1993 and 1992, reflects higher levels of corporate funds invested in development projects consistent with the Company's more aggressive pursuit of development opportunities in 1994.

  GAIN (LOSS) ON DISPOSITIONS OF ASSETS AND OTHER PROVISIONS, NET. The loss on dispositions of assets and other provisions, net, for 1994 consists primarily of losses totaling $8,045,000 incurred on dispositions of the Company's interests in two retail centers, a hotel and an office building and a provision for loss of $2,212,000 (recorded in the fourth quarter) on an investment in an industrial building which is subject to a contract for sale. These losses were partially offset by a gain of $2,761,000 related to the disposition of an interest in a retail center the Company continues to manage.

  The loss on dispositions of assets and other provisions, net, for 1993 consists primarily of a provision for loss on investment in a retail center recorded in the fourth quarter. This loss was recognized based on management's determination that the Company would not continue to support the property (which is financed by nonrecourse loans) under the existing arrangements with lenders, public authorities and others involved and that it was unlikely that the Company would recover all of its investment in the property based on forecasts of future cash flows.

  The loss on dispositions of assets and other provisions, net, for 1992 consists primarily of costs incurred in connection with a private placement with the Company and seven institutional investors of 9.5 million shares of common stock of the Company previously owned by Trizec Investments Corporation ($2,231,000) and provisions for losses on a marketable equity security and certain other investments based on management's determination that the declines in their fair values were other than temporary ($4,156,000).

  EXTRAORDINARY LOSSES, NET OF RELATED INCOME TAX BENEFITS. The extraordinary losses in 1994, 1993 and 1992 resulted from early extinguishments or required partial early redemptions of debt and aggregated $6,824,000, $12,322,000 and $530,000, respectively, net of deferred income tax benefits of $2,377,000, $4,271,000 and $182,000, respectively.

  NET EARNINGS (LOSS). The Company had net earnings of $2,159,000 in 1994 and net losses of $9,342,000 in 1993 and $16,197,000 in 1992. The Company's
operating income (after depreciation and amortization) was $21,259,000 in 1994 and $8,841,000 in 1993 and its operating loss was $15,529,000 in 1992. The improvements in operating income in 1994 and 1993 were due primarily to the factors described above. Net earnings (loss) for each year was affected by unusual and/or nonrecurring items. The most significant of these are the items discussed above in gain (loss) on dispositions of assets and other provisions, net, and extraordinary losses, net of related income tax benefits.

  EARNINGS BEFORE DEPRECIATION AND DEFERRED TAXES. The Company uses a supplemental performance measure along with net earnings (loss) to report its operating results. This measure, referred to as Earnings Before Depreciation and Deferred Taxes ("EBDT"), is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, EBDT is not necessarily indicative of cash available to fund cash needs, including the payment of dividends, and should not be considered as an alternative to cash flows as a measure of liquidity. However, the Company believes that EBDT provides relevant information about its operations and is necessary, along with net earnings (loss), for an understanding of its operating results.

  Depreciation and amortization are excluded from EBDT because, based on the Company's current value basis reporting, its operating properties are worth substantially more than their undepreciated historical cost. Deferred income taxes are excluded from EBDT because payments of income taxes have not been and are not anticipated in the near term to be, significant to the Company. Current federal and state income taxes are included as reductions of EBDT. Gain (loss) on dispositions of assets and other provisions, net, and extraordinary losses, net of related income tax benefits, represent unusual and/or nonrecurring items and are therefore excluded from EBDT.

  EBDT was $94,710,000 in 1994, $78,281,000 in 1993 and $52,282,000 in 1992.
The significant changes in various revenue and expense elements comprising EBDT by segment are described above. The increases in EBDT in 1994 and 1993 were due primarily to improved results from the operating properties business segment, particularly retail properties.

  EBDT from retail properties was $103,978,000 in 1994, $87,248,000 in 1993 and $70,966,000 in 1992 and increased at rates of 19.2% and 22.9% in 1994 and 1993, respectively. The increases in EBDT for 1994 and 1993 reflect the effects of re-leasing of space at higher effective rents, the operating results of recently expanded properties and debt reductions and refinancing at certain properties. The increase for 1993 also reflects slightly higher average occupancy levels and tenant sales. Average occupancy and tenant sales for the Company's portfolio of retail properties decreased slightly in 1994 when compared to 1993; however, occupancy and sales actually improved at many of the Company's larger, major market retail centers, most of which are wholly-owned or at least 50% owned, and sales of high-performing merchants (i.e., those paying percentage rents) increased by 3.4%. These factors had a disproportionate effect on EBDT and more than offset the effects of the overall decrease in occupancy and tenant sales.

  Office/mixed-use properties had EBDT of $4,273,000 in 1994 and $2,283,000 in 1993 and incurred a loss before depreciation and deferred taxes of $2,127,000 in 1992. The growth in EBDT in 1994 was attributable primarily to improved average occupancy levels at certain office and hotel properties, the operations of two industrial buildings in Columbia opened in 1993 and lower interest expense due to debt reductions, refinancing and the exercise, in the second quarter of 1994, of an option in a loan agreement to reduce the effective interest rate on that loan. The growth in EBDT in 1993 was attributable primarily to improved occupancy at several Columbia office properties and urban mixed-use projects and lower interest expense due to debt reductions, lower interest rates on floating rate debt and the expiration of certain interest rate exchange agreements.

 FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

  Management believes that the current values of the Company's assets and liabilities are the most realistic indicators of the Company's financial strength and future profitability. Current values of the Company's interests in operating properties, including interests in unconsolidated real estate ventures and properties held for development and sale, represent the present values of forecasted net operating cash flows from these properties--the Company's most significant assets. Since 1976, revaluation equity, the aggregate increment of current value over cost basis net book value of the Company's assets and liabilities, has increased at a compound annual rate of 15%. The majority of the Company's revaluation equity relates to prime regional shopping centers. Larger, major market retail centers continue to be a favored real estate investment and required investor yields in 1994 remained relatively unchanged from 1993. Revaluation equity increased $107 million or 7.6% to $1.52 billion at December 31, 1994. The increase was due primarily to higher levels of rents used in the forecasts of cash flows from retail properties and is consistent with the Company's leasing activities and operating results for 1994. Refinancing and other changes in financial arrangements at certain projects also increased forecasted cash flows from operating properties. In addition, the current value of publicly-traded debt not specifically related to interests in properties decreased.

  Cost basis shareholders' equity decreased to $95,026,000 at December 31, 1994 from $113,151,000 at December 31, 1993. The decrease was due primarily to the payment of regular quarterly dividends on the common and Preferred stocks, partially offset by the issuance of additional shares of Preferred stock.

  The Company had cash and cash equivalents and investments in marketable securities totaling $79,547,000 and $107,959,000 at December 31, 1994 and 1993, respectively, including $2,001,000 and $4,422,000, respectively, held for restricted uses.

  Net cash provided by operating activities was $113,775,000, $101,149,000 and $66,630,000 in 1994, 1993 and 1992, respectively. The changes in cash provided by operating activities were due primarily to the factors described in the discussion and analysis of operating results. In addition, the level of net cash provided by operating activities is affected by the timing of receipt of revenues (including land sales proceeds) and the payment of operating and interest expenses and land development costs.

  In 1994 and 1993, over 80% of the Company's debt was represented by mortgages and bonds collateralized by operating properties. Scheduled principal payments on property debt were $46,750,000, $20,735,000 and $17,907,000 in 1994, 1993 and 1992, respectively. The increase in 1994 was due primarily to the effects of refinancing certain office/mixed-use properties. The annual maturities of debt for the next five years include balloon payments of $83,748,000 in 1995, $33,585,000 in 1996, $87,507,000 in 1997, $38,682,000
in 1998 and $106,074,000 in 1999. The balloon payments for 1995 include $56,337,000 related to a retail center mortgage which is due in December. The Company expects to refinance the mortgage on a long term basis at or prior to its scheduled maturity. The Company is confident that it will be able to make the other balloon payments or arrange to refinance or extend their maturities at or prior to the scheduled repayment dates. In January 1995, the Company extinguished approximately $96,800,000 of fixed rate property debt prior to its scheduled maturity and incurred an extraordinary loss of approximately $7,100,000, net of related deferred income tax benefits. Proceeds from a variable rate loan of $96,800,000 obtained in January 1995 and due in February 1996 and available cash were used to retire the debt and fund the prepayment penalty. The Company believes it will be able to refinance this loan on a long term basis at or prior to its scheduled maturity. The Company is continually evaluating sources of capital, and management believes there are reasonable and satisfactory sources available for all requirements without necessitating property sales.

  Cash expenditures for properties in development and improvements to existing properties funded by debt were $78,628,000, $87,243,000 and $83,377,000 in
1994, 1993 and 1992, respectively. A substantial portion of the costs of properties in development is financed with construction or similar loans. Typically, long term fixed rate debt financing is arranged concurrently with the construction financing prior to the commencement of construction. Management anticipates that acceptable methods of financing development projects with fixed rate, nonrecourse debt will continue to be available. Improvements to existing properties funded by debt consist primarily of costs of renovation and remerchandising programs and other capital improvement costs. The Company's share of these costs has been financed primarily from proceeds of refinancing of the related properties or other properties, credit line borrowings and a portion of the proceeds of the 8.5% unsecured notes issued in January 1993. The interest costs on these financings are included in the operating results of the operating properties segment.

  Cash expenditures for acquisitions of interests in properties were $94,113,000 in 1994, $34,967,000 in 1993 and $38,806,000 in 1992. A
substantial portion of these costs has been financed using nonrecourse debt. The acquisitions in 1994 consist primarily of the purchase of land underlying a retail center and the related equity interest of the former lessor. The acquisitions in 1993 and 1992 consist primarily of purchases of partners' interests in retail properties.

  The Company has available sources of capital in addition to those discussed above. The Company's equity interests in its operating properties and properties held for development and sale (principally Columbia land) and land in development represent a source of funds either through sales or refinancing. The aggregate equity value of these interests as of December 31, 1994 was approximately $2,339,000,000. The Company also has lines of credit available totaling $159,720,000 which can be used to fund property acquisition costs, finance other corporate needs, repay existing indebtedness or provide corporate liquidity, subject to approval by the lenders. In addition, in February 1995, the Company registered $150,000,000 of unsecured notes for issuance to the public from time to time through February 1997. The Company intends to use the proceeds from these notes to repay existing recourse indebtedness.

  The agreements relating to certain of the lines of credit, the 8.5% unsecured notes, the unsecured notes registered in February 1995 and certain other loans impose limitations on the Company. The most restrictive of these limit the Company's ability to incur certain types of additional debt if the Company does not maintain specified debt service coverage ratios. The agreements also impose restrictions on sale, lease and certain other transactions, subject to various exclusions and limitations. These restrictions have not limited the Company's normal business activities.

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1995

 OPERATING RESULTS

  OPERATING PROPERTIES. Revenues from retail centers increased $94,000 and $3,948,000 while total operating and interest expenses decreased $2,121,000 and $7,143,000 for the three and nine months ended September 30, 1995 as compared to the same periods in 1994. The increases in revenues are attributable to the operations of expansions opened in August 1994 and March 1995, higher effective rents on re-leased space, and, for the nine month period, increased tenant lease cancellation payments. These increases have been partially offset by the effects of slightly lower occupancy levels, lower recoveries of operating expenses, as discussed below, the dispositions of properties in the first quarter of 1994 and second quarter of 1995, and for the three month period, decreased tenant lease cancellation payments. The decreases in expenses are attributable to the aforementioned property dispositions, lower recoverable expenses as a result of operating expense reduction efforts and milder winter conditions experienced in the Northeast, lower bad debt expenses due to recoveries of amounts previously reserved and lower interest expense due to debt restructurings and refinancings completed in 1994 or early 1995. These decreases were partially offset by an increase in expenses associated with the operations of the expansions referred to above.

  Revenues from office, mixed-use and other properties decreased $602,000 and $146,000 and total operating and interest expenses decreased $1,801,000 and $1,955,000 for the three and nine months ended September 30, 1995 as compared to the same periods in 1994. The decreases in revenues are attributable primarily to dispositions of properties in the third quarter of 1994 and the second quarter of 1995, lower recoveries of operating expenses and, for the three month period, decreased tenant lease cancellation payments. These decreases have been partially offset by higher occupancy at certain hotel and office properties in Columbia and, for the nine month period, increased tenant lease cancellation payments. The decreases in total operating and interest expenses are attributable primarily to the aforementioned property dispositions, lower bad debt expenses due to recoveries of amounts previously reserved, lower operating expenses at certain projects and lower depreciation expense as the Company discontinued depreciating an industrial building it intends to sell. These decreases are partially offset by expenses at two industrial buildings in Columbia which opened in the second quarter of 1994 and higher interest expense on a mixed-use project. Interest on this project loan was lower in the first quarter of 1994 because the Company exercised an option in the loan agreement to make a specified payment and reduce the effective interest rate on the loan retroactive to the beginning of its term. The payment was less than the interest previously accrued, and the difference was recorded as a reduction to interest expense in the quarter.

  LAND SALES. Revenues from land sales decreased $2,754,000 and $7,227,000 and total costs and expenses decreased $1,009,000 and $4,191,000 for the three and nine months ended September 30, 1995, as compared to the same periods in 1994. The decreases in revenues relate to lower sales of land for commercial/other uses in Columbia. The decreases in costs and expenses are attributable primarily to decreased costs of sales due to lower sales revenues.

  DEVELOPMENT. These costs consist primarily of additions to the pre-construction reserve and new business costs. The pre-construction reserve is maintained to provide for costs of projects which may not go forward to completion. New business costs relate primarily to the initial evaluation of acquisition and development opportunities. These costs decreased $1,606,000 and $978,000 for the three and nine months ended September 30, 1995 as compared to the same periods in 1994. The decreases are due primarily to reduced provisions required for projects in the pre-construction stage due to progress made in the development process, particularly in the third quarter of 1995.

  CORPORATE. Corporate interest costs were $3,275,000 and $3,754,000 for the three months ended September 30, 1995 and 1994, respectively, and $10,479,000 and $10,322,000 for the nine months ended September 30, 1995 and 1994, respectively. Of such amounts, $981,000 and $734,000 were capitalized during the three months ended September 30, 1995 and 1994, respectively, and $2,642,000 and $1,750,000 were capitalized during the nine months ended September 30, 1995 and 1994, respectively, on funds invested in development projects. The decrease in corporate interest costs for the three month period is due to a lower level of debt used for corporate purposes.

  GAIN (LOSS) ON DISPOSITIONS OF ASSETS AND OTHER PROVISIONS, NET. The net loss in 1995 relates primarily to provisions for losses on several retail center properties the Company has decided to sell and is actively marketing ($16,058,000). These provisions for losses were recognized based on the estimated fair values of the individual properties less costs to sell. These losses were partially offset by a gain related to the disposition of an interest in a retail center property ($1,940,000).

  The net loss in 1994 relates primarily to provisions for losses on investments in two operating properties ($7,728,000) and damages to a retail property as a result of an earthquake ($446,000). The provisions for losses were recognized based on management's determination that the Company would not continue to support the projects under the existing arrangements with lenders and/or partners and that it was unlikely that the Company would recover all of its investments in these projects based on forecasts of future cash flows. These losses were partially offset by a gain related to the disposition of an interest in a property the Company continues to manage ($2,768,000).

  EARNINGS BEFORE DEPRECIATION AND DEFERRED TAXES. EBDT was $76,978,000 for the nine months ended September 30, 1995, an increase of 15% over $67,115,000 in the comparable period of 1994. The significant changes in various revenue and expense elements comprising EBDT are described above. The increase in 1995 is due primarily to improved operating results from retail properties.

  EBDT from retail centers was $80,576,000, an increase of 15% over $70,245,000 in the comparable period in 1994. The increase in EBDT from retail centers reflects increased rents on re-leased space, recent productive expansions of a number of centers, implementation of effective cost reduction programs at the Company's properties, lease termination payments from some departing retailers and refinancings and restructures of debt, management and ownership agreements.

 FINANCIAL CONDITION AND LIQUIDITY

  Shareholders' equity decreased $40,543,000 from $95,026,000 at December 31, 1994 to $54,483,000 at September 30, 1995. The decrease was due principally to the payment of regular quarterly dividends on the Company's common and Preferred stocks, and to a lesser extent, the Company's net loss for the nine months ended September 30, 1995.

  The Company had cash and cash equivalents and investments in marketable securities totaling $31,740,000 and $79,547,000 at September 30, 1995 and December 31, 1994, respectively, including $640,000 and $2,001,000, respectively, restricted for use in the development of certain properties.

  In February 1995, the Company registered $150,000,000 of unsecured notes for issuance to the public from time to time through February 1997. The notes can be issued, subject to market conditions, for varying terms of nine months or longer at fixed or floating rates based upon market indices at the time of issuance. Proceeds of these notes have been or will be used primarily to repay higher rate or recourse indebtedness of the Company. As of September 30, 1995, the Company had issued $100,300,000 of notes, the proceeds of which were used to repay higher rate and/or recourse indebtedness.

  The Company has lines of credit of $158,920,000 of which $119,920,000 was available at September 30, 1995. These lines of credit may be used to provide corporate liquidity, fund property acquisition costs and finance other corporate needs, subject to lenders' approvals. They may also be utilized to pay some portion of existing debt, including maturities in 1995 and 1996. As of September 30, 1995, debt due in one year was $121,302,000. Approximately $71,790,000 of this debt relates to a retail center mortgage due in February 1996. The Company expects to refinance this mortgage on a long-term basis at or prior to its scheduled maturity. The Company continues to actively evaluate new sources of capital and is confident that it will be able to make these payments, arrange to refinance these maturities prior to their scheduled repayment dates, or take advantage of new sources of capital without necessitating property sales.

  Net cash provided by operating activities was $69,525,000 and $79,008,000 for the nine months ended September 30, 1995 and 1994, respectively. The factors discussed previously under the operating results of the four major business segments, particularly lower land sale revenues, and, in 1995, funding of certain pension obligations affected the level of net cash provided by operating activities.

  Net cash used in investing activities was $64,087,000 and $143,272,000 for the nine months ended September 30, 1995 and 1994, respectively. The decrease in net cash used of $79,165,000 occurred because of the higher level of property acquisition expenditures incurred in 1994 ($66,118,000) and because net sales and redemptions of marketable securities (primarily short-term U.S. Treasury securities) increased $15,185,000 in 1995. The property acquisitions in 1995 consist of the purchases of partnership interests in three retail centers. The property acquisitions in 1994 consisted primarily of the purchase of land underlying a retail center together with the related equity interest of the former lessor.

  Net cash used in financing activities was $28,633,000 for the nine months ended September 30, 1995 while net cash provided by financing activities was $41,086,000 for the nine months ended September 30, 1994. Net cash used in financing activities in 1995 is attributable primarily to scheduled principal payments on property debt and the payment of dividends, partially offset by the issuance of other debt and property debt to partially fund the property acquisitions described above. Net cash provided by financing activities in 1994 was attributable primarily to the issuance of property debt to fund the property acquisition described above partially offset by scheduled principal payments on property debt and the payment of dividends.

                    DESCRIPTION OF THE PREFERRED SECURITIES

  The Trust Agreement among Rouse, as Depositor (the "Depositor"), The First National Bank of Chicago, as the Property Trustee, Michael J. Majchrzak, as the Delaware Trustee, and the three Administrative Trustees named in the Trust Agreement (together with the Property Trustee and the Delaware Trustee, the "Trustees"), authorizes the issuance of the Preferred Securities by the Issuer. The Preferred Securities and the Common Securities (together, the "Issuer Securities") will be issued by the Administrative Trustees on behalf of the Issuer pursuant to the terms of the Trust Agreement. The Preferred Securities represent undivided beneficial interests in the assets of the Issuer and entitle the holders thereof to a preference in certain circumstances with respect to distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. The following summaries contain the material information concerning the Trust Agreement but do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular sections or defined terms of the Trust Agreement are referred to, such sections or defined terms are incorporated herein by reference. Section references used herein are references to provisions of the Trust Agreement unless otherwise stated. The Trust Agreement is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

  All of the Common Securities are owned by Rouse. The Common Securities rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except as described under "--Subordination of Common Securities". (Section 4.03). Legal title to the Junior Subordinated Debentures will be held in the name of the Property Trustee for the benefit of the holders of the Issuer Securities. (Section 2.09). The Guarantee is an irrevocable guarantee on a subordinated basis with respect to the Preferred Securities, but it does not guarantee payment of distributions or amounts payable on redemption or liquidation of the Preferred Securities when the Issuer does not have funds sufficient to make such payments. The ability of the Issuer to make distributions and pay other amounts on the Preferred Securities is solely dependent upon Rouse making payments on the Junior Subordinated Debentures as and when required. Such payments, if made in accordance with the terms of the Indenture, will provide sufficient funds to enable the Issuer to make distributions and pay other amounts on the Preferred Securities. Rouse has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee--General".

  Subject to applicable law (including, without limitation, United States federal securities law), Rouse or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

DISTRIBUTIONS

  The distributions payable on each Preferred Security will be pro rata with the Common Securities and will be entitled to a preference fixed at a rate per annum of 9 1/4% of the stated Liquidation Amount of $25 per Preferred Security. Distributions that are in arrears for more than one quarter will bear interest on the amount thereof at the rate per annum of 9 1/4%, compounded quarterly. The term "distributions" as used herein includes any such interest payable, unless otherwise stated, and shall also include any Additional Amounts with respect to the Preferred Securities. "Additional Amounts" means the amount of Additional Interest Attributable to Deferral (as defined under "Description of the Junior Subordinated Debentures--Additional Interest") paid by Rouse on the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures--Additional Interest". The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. (Section 4.01(a) and 4.01(b)).

  Distributions on the Preferred Securities will be cumulative, will accrue from November 27, 1995, the date of initial issuance thereof, and will be payable quarterly in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 1995, except as otherwise described below. In the event that any date on which distributions are otherwise payable on the Preferred Securities is not a Business Day (as defined below), payment of the distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which distributions are otherwise payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than (x) a Saturday or a Sunday, (y) a day on which banks in Maryland or the City of New York are authorized or obligated by law or executive order to remain closed or (z) a day on which the corporate trust office of the Property Trustee or the principal corporate trust office of the Debenture Trustee (as defined under "Description of the Junior Subordinated Debentures") is closed for business. (Section 4.01(a)).

  Rouse has the right under the Indenture to extend the interest payment period from time to time on the Junior Subordinated Debentures to a period of up to 20 consecutive quarters, with the consequence that quarterly distributions on the Preferred Securities would be deferred (but would continue to accrue with interest thereon, including interest payable on unpaid interest at the rate per annum set forth above, compounded quarterly) by the Issuer during any such extended interest payment period. In the event that Rouse exercises this right, during such period Rouse may not declare or pay any dividend or distribution (other than a dividend or distribution in common stock of Rouse or other security junior in right of payment to the Junior Subordinated Debentures) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing (other than payments under the Guarantee), or repurchase or cause any subsidiary to repurchase any security of Rouse ranking pari passu with or subordinate to the Junior Subordinated Debentures (except on a ratable basis with securities ranking pari passu with the Junior Subordinated Debentures). Prior to the termination of any such extended interest payment period, Rouse may further extend the interest payment period, provided that such extended interest payment period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity of the Junior Subordinated Debentures. Upon the termination of any extended interest payment period and the payment of all amounts then due, Rouse may select a new extended interest payment period, subject to the foregoing requirements. See "Description of the Junior Subordinated Debentures--Interest" and "--Option to Extend Interest Payment Period".

  It is anticipated that the income of the Issuer available for distribution to the holders of the Preferred Securities will be limited to payments under the Junior Subordinated Debentures which the Issuer will purchase with the proceeds from the issuance and sale of the Common Securities and the Preferred Securities. See "Description of the Junior Subordinated Debentures". If Rouse does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay distributions on the Preferred Securities. The payment of distributions (if and to the extent the Issuer has funds sufficient to make such payments) is guaranteed on a subordinated basis by Rouse to the extent set forth herein under "Description of the Guarantee--Status of the Guarantee".

  Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register for the Preferred Securities of the Issuer on the relevant record dates, which, as long as the Preferred Securities remain in book-entry-only form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "--Book-Entry-Only Issuance--The Depository Trust Company" below. In the event the Preferred Securities do not remain in book-entry-only form, the relevant record date shall be the date 15 days prior to the relevant Distribution Date, whether or not a Business Day. (Section 4.01 (d)).

REDEMPTION

  Upon the repayment of the Junior Subordinated Debentures, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of Issuer Securities, upon not less than 30 nor more than 60 days' notice, at $25 per Preferred Security plus accumulated and unpaid distributions to the Redemption Date, whether or not earned or declared (the "Redemption Price"). Such payment in redemption shall be made to the extent that the Trust has funds available for such payment. Rouse may not redeem the Junior Subordinated Debentures in part unless all accrued and unpaid interest (including any Additional Interest) has been paid in full on all outstanding Junior Subordinated Debentures for all quarterly interest periods terminating on or prior to the date of redemption and no Extension Period is in effect. See "Description of the Junior Subordinated Debentures-- Optional Redemption".

  Rouse has the right to redeem the Junior Subordinated Debentures (a) on or after November 27, 2000, in whole or in part, with the proceeds of one or more Equity Issuances or (b) at any time, in whole but not in part, on the occurrence of a Tax Event unless Rouse determines to distribute the Junior Subordinated Debentures to the holders of the Preferred Securities, subject to the conditions described under "Description of the Junior Subordinated Debentures--Optional Redemption". If (i) a Tax Event shall occur and be continuing and (ii) Rouse elects to redeem the Junior Subordinated Debentures, notice of redemption shall be given by the Property Trustee, mailed to holders of Issuers Securities not less than 30 nor more than 60 days prior to the Redemption Date.

  "Capital Stock" of the Company means any and all shares, interests, participations or other equivalents (however designated) of the Company's capital stock (including, without limitation, common stock and preferred stock) or other equity interests whether now outstanding or issued after the date of the Indenture.

  "Equity Issuance" means (i) an issuance by Rouse of its Capital Stock or
(ii) a PIPS Issuance.

  "Like Amount" means (i) with respect to a redemption of Issuer Securities, Issuer Securities having an aggregate Liquidation Amount equal to the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Issuer Securities in connection with a Tax Event or a liquidation of the Issuer upon the bankruptcy, dissolution or liquidation of Rouse, Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Issuer Securities of the holder to whom such Junior Subordinated Debentures are distributed.

  "PIPS Issuance" means an issuance by any affiliate of Rouse of periodic income preferred securities which are substantially comparable in economic effect to the Preferred Securities, the proceeds of which are invested in debt securities of Rouse which are substantially comparable in economic effect to the Junior Subordinated Debentures.

  "Tax Event" means the receipt by the Issuer or the Company, as the case may be, of an opinion of counsel experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or judicial decision or any interpretation or pronouncement that provides for a position with respect to such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification, or change is effective or such pronouncement or decision is announced on or after the first date of issuance of the Preferred Securities, there is more than an insubstantial risk that (a) the Issuer is, or will be, subject to United States federal income tax with respect to interest received on the Junior Subordinated Debentures, (b) interest payable by the Company on the Junior Subordinated Debentures is not, or will not be, fully deductible for United States federal income tax purposes or (c) the Issuer is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

REDEMPTION PROCEDURES

  Preferred Securities redeemed on each date fixed for redemption (the "Redemption Date") shall be redeemed at the Redemption Price with the proceeds from the contemporaneous redemption of Junior Subordinated Debentures. Redemptions of the Preferred Securities will be made and the Redemption Price will be payable on each Redemption Date only to the extent that the Issuer has funds sufficient for the payment of such Redemption Price. (Section 4.02(d)). See "--Subordination of Common Securities".

  If the Property Trustee gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York time, on the Redemption Date, the Property Trustee will, so long as the Preferred Securities are in book-entry-only form and to the extent that the Trust has funds immediately available for payment of the applicable Redemption Price, irrevocably deposit with DTC funds sufficient to pay the Redemption Price and, at the direction of the Depositor, will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "--Book-Entry-Only Issuance--The Depository Trust Company". If the Preferred Securities are no longer in book-entry-only form, the Property Trustee, to the extent that the Trust has funds immediately available for the payment of the Redemption Price, will irrevocably deposit with the paying agent for the Preferred Securities (the "Preferred Securities Paying Agent") funds sufficient to pay the applicable Redemption Price and will give the Preferred Securities Paying Agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing Preferred Securities. Notwithstanding the foregoing, distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Issuer or by Rouse pursuant to the Guarantee described herein under "Description of the Guarantee", distributions on such Preferred Securities will continue to accrue from the original Redemption Date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price. (Section 4.02(e)).

  If less than all the outstanding Issuer Securities are to be redeemed on a Redemption Date, then the aggregate amount to be paid shall be allocated 3% to the Common Securities and 97% to the Preferred Securities. The particular Preferred Securities to be redeemed will be selected not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or integral multiples thereof) of the aggregate Liquidation Amount of Preferred Securities. The Property Trustee shall promptly notify the Preferred Securities Securities Registrar (as defined under "--Registrar and Transfer Agent"), in writing, of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities will relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Preferred Securities that has been or is to be redeemed. (Section 4.02(f)).

SUBORDINATION OF COMMON SECURITIES

  Payment of distributions (including Additional Amounts, if applicable) on, and the Redemption Price of, the Issuer Securities, as applicable, shall be made pro rata based on the aggregate liquidation amount of the Issuer Securities; provided, however, that if on any Distribution Date or Redemption Date an Event of Default (as defined herein, see "--Events of Default; Notice") under the Indenture shall have occurred and be continuing, no payment of any distribution (including Additional Amounts, if applicable) on, or Redemption Price of, any Common Security, and no other payment on account of the redemption, liquidation or other acquisition of Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions (including Additional Amounts, if applicable) on all outstanding Preferred Securities for all distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all outstanding Preferred Securities called for redemption, shall have been made or provided for, and all funds legally available to the Property Trustee shall first be applied to the payment in full in cash of all distributions (including Additional Amounts, if applicable) on, or Redemption Price of, Preferred Securities then due and payable. (Section 4.03(a)).

  In the case of any Event of Default under the Trust Agreement, the holders of Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effect of all such Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not the holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf. (Section 4.03(b)).

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

  Pursuant to the Trust Agreement, the Issuer shall dissolve and be liquidated by the Trustees on the first to occur of: (i) December 31, 2050, the expiration of the term of the Trust; (ii) the bankruptcy, insolvency, dissolution or liquidation of Rouse; (iii) the occurrence of a Tax Event and a related redemption of the Preferred Securities for cash or the distribution of Junior Subordinated Debentures to holders of Issuer Securities as described further below; (iv) the redemption of all of the Preferred Securities; and (v) upon the entry of a decree of judicial dissolution of the Trust. (Sections
9.01 and 9.02).

  If an early termination occurs as described in clause (ii) or (v) above or if upon the occurrence of a Tax Event, Rouse chooses to distribute the Junior Subordinated Debentures to the holders of the Issuer Securities, the Issuer shall be liquidated by the Trustees as expeditiously as the Trustees determine to be appropriate by causing the Property Trustee to distribute to each holder of Preferred Securities and Common Securities, after satisfaction of liabilities to creditors of the Trust, a Like Amount of Junior Subordinated Debentures (and Additional Amounts, if applicable), unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive, out of the assets of the Issuer available for distribution to holders after satisfaction of liabilities to creditors of the Trust, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the stated Liquidation Amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment, whether or not earned or declared (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Issuer has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Issuer on the Preferred Securities shall be paid on a pro rata basis. The Trustees shall be required to follow the direction of Rouse to dissolve the Trust and distribute the Junior Subordinated Debentures to holders of Preferred Securities and Common Securities only if the Trust shall have received an opinion of counsel experienced in such matters to the effect that the holders of Preferred Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such distribution. The holder of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities; except that, if an Event of Default (as defined herein, see "--Events of Default; Notice") has occurred and is continuing, the holder of the Common Securities will be entitled to receive such distributions only after the holders of the Preferred Securities have been paid in full. If the Junior Subordinated Debentures are distributed to the holders of the Preferred Securities, Rouse will use its reasonable efforts to have the Junior Subordinated Debentures listed on the New York Stock Exchange or such other exchange upon which Preferred Securities are then listed (Sections 4.02 and 9.04).

EVENTS OF DEFAULT; NOTICE

  "Events of Default" as defined in Section 501 of the Indenture (see "Description of the Junior Subordinated Debentures--Events of Default") constitute the only "Events of Default" under the Trust Agreement with respect to the Preferred Securities issued thereunder.

  The Indenture provides that any one or more of the following described events that has occurred and is continuing constitutes an "Event of Default" with respect to the Junior Subordinated Debentures:

    (a) failure for 30 days to pay any interest on the Junior Subordinated Debentures, including any Additional Interest in respect thereof, when due (subject to the deferral of any due date in the case of an Extension Period); or

    (b) failure to pay any principal on the Junior Subordinated Debentures when due, whether at maturity, upon redemption by declaration or otherwise; or

    (c) failure to observe or perform in any material respect any other covenant contained in the Indenture for 90 days after written notice to Rouse from the Debenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Debentures; or

    (d) certain events in bankruptcy, insolvency or reorganization of Rouse.

  Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of Preferred Securities, the Administrative Trustees and the Depositor, unless such Event of Default shall have been cured or waived. (Section 8.02).

  Unless an Event of Default shall have occurred and be continuing, any Trustee may be removed at any time by act of the holder of the Common Securities. If an Event of Default has occurred and is continuing, any Trustee may be removed at such time by written act of the holders of a majority in aggregate Liquidation Amount of the outstanding Preferred Securities, delivered to such Trustee (in its individual capacity and on behalf of the Issuer). No registration or removal of a Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor Trustee in accordance with the provisions of the Trust Agreement (Section 8.10).

  If an Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities upon dissolution of the Issuer as described above. See "--Liquidation Distribution Upon Dissolution".

MERGER OR CONSOLIDATION OF A TRUSTEE

  Any Person (as defined in the Trust Agreement) into which the Property Trustee or, if not a natural person, the Delaware Trustee or any Administrative Trustee may be merged or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which any such Trustee shall be a party, or any Person succeeding to all or substantially all the corporate trust business of any such Trustee, shall be the successor to such Trustee under the Trust Agreement, provided such Person is otherwise qualified and eligible. (Section 8.12).

VOTING RIGHTS

  Except as provided below and as described under "Description of the Guarantee--Amendments and Assignment" and as otherwise required by law, the holders of the Preferred Securities will have no voting rights. (Section 6.01(a)).

  Subject to the provisions described below under "--Modification of the Trust Agreement", if any proposed amendment to the Trust Agreement provides for, or the Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the holders of the Preferred Securities, whether by way of amendment to the Trust Agreement or otherwise, or (ii) the dissolution, winding-up or termination of the Issuer, other than pursuant to the Trust Agreement, then the holders of outstanding Preferred Securities will be entitled to vote on such amendment or proposal, and such amendment or proposal shall not be effective except with the approval of the holders of at least a majority in aggregate Liquidation Amount of such outstanding Preferred Securities. (Section 6.01(c)).

  So long as any Junior Subordinated Debentures are held in the name of the Property Trustee for the benefit of the holders of the Issuer Securities, the Property Trustee shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee (as defined under "Description of the Junior Subordinated Debentures"), or executing any trust or power conferred on the Debenture Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default which is waivable under
Section 513 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate Liquidation Amount of the outstanding Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of Preferred Securities. The Property Trustee shall not revoke any action previously authorized or approved by a vote of the holders of the outstanding Preferred Securities. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Debenture Trustee. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Issuer will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action. (Section 6.01(b)).

  Any required approval of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Administrative Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement. (Sections 6.02 and 6.06).

  No vote or consent of the holders of Preferred Securities will be required for the Issuer to redeem and cancel Preferred Securities in accordance with the Trust Agreement.

  For purposes of any vote of the holders of the Preferred Securities, any Preferred Securities that are held by Rouse, any Trustee or any affiliate of Rouse or any Trustee, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

CO-PROPERTY TRUSTEES AND SEPARATE PROPERTY TRUSTEE

  Unless an Event of Default under the Trust Agreement shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the holder of the Common Securities and the Administrative Trustees shall have power to appoint, and upon the written request of the Administrative Trustees, Rouse, as Depositor, shall for such purpose join with the Administrative Trustees in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one or more persons approved by the Property Trustee either to act as co-property trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. If Rouse, as Depositor, does not join in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default under the Indenture has occurred and is continuing, the Property Trustee alone shall have the power to make such appointment. (Section 8.09).

PAYMENT AND PAYING AGENT

  Payments in respect of the Preferred Securities shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, such payments shall be made at the office or agency of the Preferred Securities Paying Agent maintained for such purpose, or at the option of the Property Trustee, by check mailed to the address of the holder entitled thereto as such address shall appear on the securities register. The Preferred Securities Paying Agent shall initially be The First National Bank of Chicago. The Preferred Securities Paying Agent shall be permitted to resign as Preferred Securities Paying Agent upon 30 days' written notice to the Administrative Trustees, the Property Trustee and Rouse. In the event that The First National Bank of Chicago chooses no longer to be the Preferred Securities Paying

Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company) acceptable to the Property Trustee and Rouse to act as Preferred Securities Paying Agent (Sections 4.04 and 5.09).

BOOK-ENTRY-ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

  DTC will act as securities depository for the Preferred Securities. Upon original issuance, the Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Preferred Security certificates will be issued, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC.

  DTC has informed the Issuer and Rouse that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement of securities transactions among Participants through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct Participants and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except as described below.

  DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants are responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to DTC. If less than all of the Preferred Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

  Although voting with respect to the Preferred Securities is limited to the holders of record of the Preferred Securities, in those cases where a vote is required, neither DTC nor Cede & Co., will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Distribution payments on the Preferred Securities will be made by the Issuer to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Issuer, Rouse or any Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Issuer, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  The Preferred Securities will be delivered in certificated form if (i) DTC ceases to be registered as a clearing agency under the Exchange Act or is no longer willing or able to provide securities depository services with respect to the Preferred Securities, (ii) Rouse so determines or (iii) there is an Event of Default under the Junior Subordinated Debentures.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company and the Issuer believe to be reliable. None of the Issuer, Rouse or any Trustee has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

REGISTRAR AND TRANSFER AGENT

  The First National Bank of Chicago will act as registrar and transfer agent for the Preferred Securities (the "Preferred Securities Registrar"). (Section 5.04).

  As described under "--Book-Entry-Only Issuance--The Depository Trust Company", so long as the Preferred Securities are in book-entry form, registration of transfers and exchanges of Preferred Securities will be made through Direct Participants and Indirect Participants in DTC. If physical certificates representing the Preferred Securities are issued, registration of transfers and exchanges of Preferred Securities will be effected without charge by or on behalf of the Issuer, but, in the case of a transfer, upon payment (with the giving of such indemnity as the Issuer or Rouse may require) in respect of any tax or other governmental charges which may be imposed in relation to it. (Section 5.04).

  The Issuer will not be required to register or cause to be registered any transfer of Preferred Securities during a period beginning 15 days prior to the mailing of notice of redemption of Preferred Securities and ending on the day of such mailing. (Section 5.04).

INFORMATION CONCERNING THE PROPERTY TRUSTEE

  The Property Trustee, other than during the occurrence and continuance of a default by Rouse in performance of the Trust Agreement, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after an Event of Default under the Trust Agreement, must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Issuer Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

  Rouse and certain of its subsidiaries maintain deposit accounts and conduct other banking transactions with the Property Trustee in the ordinary course of their businesses.

MODIFICATION OF THE TRUST AGREEMENT

  From time to time, Rouse and the Trustees may, without the consent of any holders of the Issuer Securities, amend the Trust Agreement for specified purposes, including, among other things, (i) to cure ambiguities, correct or supplement any provision of the Trust Agreement which may be inconsistent with any other provision thereof or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, or (ii) to ensure that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation and will not be required to register as an "investment company" under the Investment Company Act of 1940, as amended (the "1940 Act"); provided, however, that such amendment or action shall not adversely affect the rights of any holder of the Issuer Securities. The Trust Agreement contains provisions permitting Rouse and the Trustees, with the consent of the holders of not less than a majority in aggregate liquidation amount of the outstanding Issuer Securities, to modify the Trust Agreement in a manner affecting the rights of the holders of the Issuer Securities; provided that no such modification may, without the consent of the holder of each outstanding Issuer Security, (i) change the amount, timing, place of payment or currency of any distribution on the Issuer Securities or otherwise adversely affect the amount of any distribution required to be made in respect of the Issuer Securities as of a specified date, (ii) restrict the right of any holder of the Issuer Securities to institute suit for the enforcement of any payment under the Trust Agreement,
(iii) modify the purposes of the Trust, (iv) authorize or issue any interest in the Trust other than as currently contemplated by the Trust Agreement, (v) change the Redemption Price or modify the redemption procedures with respect to Issuer Securities or (vi) affect the limited liability of any holder of Preferred Securities. (Section 10.02).

GOVERNING LAW

  The Trust Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware. (Section 10.05).

MISCELLANEOUS

  The Preferred Securities have been approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol "RSEPrZ".

  The Administrative Trustees are authorized and directed to conduct the affairs of the Issuer and to operate the Issuer so that the Issuer will not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of Rouse for United States federal income tax purposes. In this connection Rouse and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Issuer or the Trust Agreement that Rouse or any of the Administrative Trustees determines in their discretion to be necessary or desirable or convenient for such purposes, as long as such action does not adversely affect the interests of the holders of the Preferred Securities. (Section 2.07(d)).

  The Property Trustee will act as sole trustee under the Trust Agreement for the purposes of compliance with the Trust Indenture Act.

  The Preferred Securities will, upon issuance, be validly issued, fully paid and non-assessable. Holders of the Issuer Securities have no preemptive rights.

                         DESCRIPTION OF THE GUARANTEE

  Set forth below is a summary of information concerning the Guarantee that will be executed and delivered by Rouse for the benefit of the holders from time to time of Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The First National Bank of Chicago will act as indenture trustee (the "Guarantee Trustee") under the Guarantee for the purposes of compliance with the Trust Indenture Act. The terms of the Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. This summary contains all material information concerning the Guarantee but does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

GENERAL

  Rouse will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Issuer (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accrued and unpaid distributions required to be paid on the Preferred Securities, if and only to the extent the Issuer has funds sufficient to make such payment,
(ii) the Redemption Price with respect to any Preferred Securities called for redemption by the Issuer, if and only to the extent the Issuer has funds sufficient to make such payment and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Issuer (other than in connection with a redemption of all of the Preferred Securities), the lesser of (a) the aggregate Liquidation Amount, to the extent the Issuer has funds sufficient to make such payment, and (b) the amount of assets of the Issuer remaining available for distribution to holders of Preferred Securities in liquidation of the Issuer. Rouse's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Rouse to the holders of Preferred Securities or by causing the Issuer to pay such amounts to such holders.

  The Guarantee will be an irrevocable guarantee on a subordinated basis of the Issuer's obligations under the Preferred Securities, but will apply only to the extent that the Issuer has funds sufficient to make such payments, and is not a guarantee of collection. If Rouse does not make interest payments on the Junior Subordinated Debentures held by the Issuer, it is expected that the Issuer will not pay distributions on the Preferred Securities. Such interest payments, if made in accordance with the terms of the Indenture, will provide sufficient funds to enable the Issuer to make distributions and pay other amounts on the Preferred Securities. Rouse's obligations under the Guarantee are subordinated and junior in right of payment to all other liabilities of Rouse (including the Junior Subordinated Debentures) except any liabilities that may be made pari passu with or subordinate to the Guarantee expressly by their terms. See "--Status of the Guarantee".

  Rouse has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee--General".

AMENDMENTS AND ASSIGNMENT

  Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no consent of holders of Preferred Securities will be required), the terms of the Guarantee may be changed only with the prior approval of the holders of not less than a majority in aggregate Liquidation Amount of the outstanding Preferred Securities. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of Rouse and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

  An event of default under the Guarantee will occur upon the failure of Rouse to perform any of its payment obligations thereunder. The holders of a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or other power conferred upon the Guarantee Trustee under the Guarantee.

  Any holder of Preferred Securities may institute a legal proceeding directly against Rouse to enforce its rights under such Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity.

  Rouse will be required to provide annually to the Guarantee Trustee a statement as to the performance by Rouse of certain of its obligations under the Guarantee and as to any default in such performance. Rouse will also be required to file annually with the Guarantee Trustee an officer's certificate as to Rouse's compliance with all conditions under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

  The Guarantee Trustee, other than during the occurrence and continuance of a default by Rouse in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

  Rouse and certain of its subsidiaries maintain deposit accounts and conduct other banking transactions with the Guarantee Trustee in the ordinary course of their businesses.

TERMINATION OF THE GUARANTEE

  The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of all Preferred Securities, the distribution of Junior Subordinated Debentures to holders of Preferred Securities in exchange for all of the Preferred Securities or upon payment in full of the amounts payable upon liquidation of the Issuer. Notwithstanding the foregoing, the Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

STATUS OF THE GUARANTEE

  The Guarantee will constitute an unsecured obligation of Rouse and will rank
(i) subordinate and junior in right of payment to all liabilities of Rouse (including the Junior Subordinated Debentures but excluding liabilities that may be made pari passu with or subordinate to the Guarantee expressly by their terms), and (ii) senior to Rouse's Series A Convertible Preferred Stock, liquidation value $50.00 per share, and Rouse's common stock. The Trust Agreement provides that each holder of Preferred

Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee. Because Rouse is a holding company whose assets consist substantially of the stock of its subsidiaries, Rouse's obligations under the Guarantee are effectively subordinated to the claims of the direct creditors of its subsidiaries. See "Risk Factors--Subordination of Guarantee and Junior Subordinated Debentures; Limited Preference Rights of Preferred Securities".

  The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity).

GOVERNING LAW

  The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

THE EXPENSE AGREEMENT

  Pursuant to the Expense Agreement entered into by Rouse under the Trust Agreement (the "Expense Agreement"), Rouse will irrevocably and unconditionally guarantee to each person or entity to whom the Issuer becomes indebted or liable, the full payment of any indebtedness, expenses or liabilities of the Issuer, other than obligations of the Issuer to pay to the holders of any Common Securities being held by Rouse or Preferred Securities being issued pursuant to this Prospectus the amounts due such holders pursuant to the terms of such Issuer Securities.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

  Set forth below is a description of the specific terms of the Junior Subordinated Debentures which the Issuer will purchase with the proceeds of the issuance and sale of the Common Securities and the Preferred Securities. The following description contains all material information concerning the Junior Subordinated Debentures but does not purport to be complete and is qualified in its entirety by reference to the description in the Indenture (the "Indenture"), dated as of November 27, 1995, between Rouse and The First National Bank of Chicago, as trustee with respect to the Junior Subordinated Debentures (the "Debenture Trustee"), which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Whenever particular sections or defined terms in the Indenture are referred to herein, such sections or defined terms are incorporated by reference herein. Section references used herein are references to provisions of the Indenture unless otherwise noted.

GENERAL

  The Junior Subordinated Debentures will be limited in aggregate principal amount to $136.6 million ($157.1 million if the over-allotment option is exercised), such amount being the sum of the aggregate stated liquidation amounts of the Preferred Securities and the Common Securities. The Junior Subordinated Debentures will be unsecured, subordinated obligations of Rouse which will rank junior to all of Rouse's Senior Indebtedness (as defined in "--Subordination"). (Section 1101).

  The entire outstanding principal amount of the Junior Subordinated Debentures will become due and payable, together with any accrued and unpaid interest thereon, including any Additional Interest (as defined in "-- Additional Interest"), on December 31, 2025.

  Payments by Rouse on the Junior Subordinated Debentures, if made in accordance with the terms of the Indenture, will provide funds sufficient to enable the Issuer to make distributions and pay other amounts on the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee -- General".

OPTIONAL REDEMPTION

  On or after November 27, 2000 Rouse will have the right, at any time and from time to time, to redeem the Junior Subordinated Debentures, in whole or in part, with the proceeds of one or more Equity Issuances, at a cash redemption price equal to 100% of the principal amount of the Junior Subordinated Debentures being redeemed, together with any accrued and unpaid interest thereon, including any Additional Interest, to the redemption date.

  If a Tax Event shall occur and be continuing, Rouse shall have the right to
(i) redeem the Junior Subordinated Debentures, in whole but not in part, at a redemption price equal to 100% of the principal amount of Junior Subordinated Debentures then outstanding plus any accrued and unpaid interest, including any Additional Interest, to the redemption date, (ii) direct the Trustees to distribute a Like Amount of Junior Subordinated Debentures to each holder of a Preferred Security or (iii) cause the Preferred Securities to remain outstanding and pay Additional Interest Attributable to Taxes on the Junior Subordinated Debentures, provided, in the case of clause (ii), that the Trust shall have received an opinion of counsel to the effect that the holders of the Preferred Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such distribution. (Section 1201).

  For so long as the Issuer is the holder of all the outstanding Junior Subordinated Debentures, the proceeds of any such redemption will be used by the Issuer to redeem Preferred Securities and the Common Securities in accordance with their terms. Rouse may not redeem the Junior Subordinated

Debentures in part unless all accrued and unpaid interest (including any Additional Interest) has been paid in full on all outstanding Junior Subordinated Debentures for all quarterly interest periods terminating on or prior to the date of redemption and no Extension Period is in effect. (Section
1201).

  Any optional redemption of the Junior Subordinated Debentures shall be made upon not less than 30 nor more than 60 days' notice to the holders thereof, as provided in the Indenture. (Section 1205).

INTEREST

  The Junior Subordinated Debentures shall bear interest at the rate of 9 1/4% per annum from the date of original issuance. Such interest is payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing December 31, 1995, to the person in whose name each Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. It is anticipated that the Junior Subordinated Debentures will be in the name of the Trust and will be held by the Property Trustee for the benefit of the holders of the Issuer Securities.

  The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. (Section 310). In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  Rouse shall have the right at any time during the term of the Junior Subordinated Debentures to extend the interest payment period from time to time to a period of up to 20 consecutive quarters (each, an "Extension Period"), during which periods interest will compound quarterly and Rouse shall have the right to make partial payments of interest on any Interest Payment Date. At the end of any such Extension Period, Rouse must pay all interest then accrued and unpaid together with Additional Interest (as defined under "--Additional Interest"). However, during any such Extension Period, Rouse may not declare or pay any dividend or distribution (other than a dividend or distribution in common stock of Rouse or other security junior in right of payment to the Junior Subordinated Debentures) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing (other than payments under the Guarantee) or repurchase, or cause any subsidiary to repurchase any security of Rouse ranking pari passu with or subordinate to the Junior Subordinated Debentures (except on a ratable basis with any securities ranking pari passu with the Junior Subordinated Debentures). Prior to the termination of any such Extension Period, Rouse may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity date of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, Rouse may select a new Extension Period, subject to the foregoing requirements. Except for Additional Interest Attributable to Taxes (as defined under "--Additional Interest"), no interest shall be due and payable during an Extension Period, except at the end thereof. So long as the Property Trustee shall be the sole holder of record of the Junior Subordinated Debentures, Rouse must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its selection of such Extension Period at least ten Business Days prior to the earlier of (i) the date the distributions on the Preferred Securities are payable or (ii) the date the Administrative Trustees are required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities of the record date for the payment of such distribution or the date such distributions are payable, but in any event not less than two Business Days prior to such record date. The Debenture Trustee will be required to give notice of Rouse's selection of such Extension Period to the holders of the Preferred Securities. If the Property Trustee shall not be the sole holder of record of the Junior Subordinated Debentures, Rouse shall give the holders of the Junior Subordinated Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date Rouse is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization, or to holders of the Junior Subordinated Debentures, of the record or payment date of such related interest payment, but in any event not less than two Business Days prior to such record date. (Section 301).

ADDITIONAL INTEREST

  If at any time the Issuer shall be required to pay any interest on distributions in arrears in respect of the Preferred Securities pursuant to the terms thereof, Rouse will pay as interest to the Issuer as the holder of the Junior Subordinated Debentures an amount of additional interest ("Additional Interest Attributable to Deferral") equal to such interest on distributions in arrears. Accordingly, in such circumstances Rouse will, to the fullest extent permitted by applicable law, pay interest upon interest in order to provide for quarterly compounding on the Junior Subordinated Debentures. In addition, if the Issuer would be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority, then, in any such case, Rouse will also pay such amounts as shall be required so that the net amounts received and retained by the Issuer after paying such taxes, duties, assessments or governmental charges will be not less than the amounts the Issuer would have received had no such taxes, duties, assessments or governmental charges been imposed ("Additional Interest Attributable to Taxes" and together with Additional Interest Attributable to Deferral, "Additional Interest").

SET-OFF

  Notwithstanding anything to the contrary in the Indenture, Rouse shall have the right to set-off any payment it is otherwise required to make thereunder to the extent Rouse has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee. (Section 311).

SUBORDINATION

  The Junior Subordinated Debentures are subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Senior Indebtedness (as defined herein). (Sections 101 and 1101). In the event of:
(a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to Rouse or to its creditors, as such, or to its assets,
(b) any liquidation, dissolution or other winding up of Rouse, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (c) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of Rouse (except a distribution in connection with a consolidation of Rouse with, or the merger of Rouse into, another entity or the liquidation or dissolution of Rouse following conveyance, transfer or lease of its properties and assets substantially as an entirety to another entity upon the terms and conditions described below under "--Consolidation, Merger and Sale"), the holders of all Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all amounts due or to become due thereon, before the holders of Junior Subordinated Debentures are entitled to receive any payment on account of principal of or interest on the Junior Subordinated Debentures; and any payment or distribution of assets of Rouse of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the holders of the Junior Subordinated Debentures or the Debenture Trustee would be entitled but for the provisions of the Indenture relating to subordination (excluding certain permitted subordinated securities) shall be paid by the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making such payment or distribution directly to the holders of Senior Indebtedness ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness to the extent necessary to make payment in full in cash or cash equivalents of all Senior Indebtedness remaining unpaid. In the event that, notwithstanding the foregoing, the Debenture Trustee or any holder of the Junior Subordinated Debentures shall have received payment or distribution of assets of Rouse of any kind or character (excluding certain permitted subordinated securities) before all Senior Indebtedness is paid in full or payment thereof provided for, then such payment or distribution shall be paid over or delivered to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of assets of Rouse for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash or cash equivalents. (Section 1102).

  As of September 30, 1995, the Senior Indebtedness of Rouse was approximately $541 million. As a holding company, substantially all of Rouse's assets consist of the stock of its subsidiaries. Except to the extent that Rouse may itself be a creditor with recognized claims against Rouse's subsidiaries, the claims of the holders of the Junior Subordinated Debentures to assets of subsidiaries of Rouse effectively are subordinated to the claims of direct creditors of the subsidiaries of Rouse. At September 30, 1995, Rouse's subsidiaries had $2,077 million of indebtedness outstanding for money borrowed and capitalized lease obligations.

  The term "Senior Indebtedness" shall mean the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed:

    (a) all indebtedness of Rouse (other than any obligations to trade creditors) evidenced by notes, debentures, bonds or other securities sold by Rouse for money borrowed and capitalized lease obligations of Rouse that would be capitalized on a balance sheet of Rouse prepared in accordance with generally accepted accounting principles;

    (b) all indebtedness of others of the kinds described in the preceding clause (a) with an express written obligation of Rouse to repay the principal or other amount of the debt during the full term of the indebtedness; and

    (c) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) or (b),

unless, in the case of any particular indebtedness, lease obligation, guarantee, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, lease obligation, renewal, extension or refunding is expressly made pari passu with or subordinate to the Junior Subordinated Debentures. (Section 101).

  The Indenture does not limit the aggregate amount of Senior Indebtedness or subsidiary indebtedness that may be incurred.

CERTAIN COVENANTS OF ROUSE

  Pursuant to the Indenture, Rouse will covenant that it will not declare or pay any dividend or distribution (other than a dividend or distribution in common stock of Rouse or other security junior in right of payment to the Junior Subordinated Debentures) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing (other than payments under the Guarantee), or repurchase, or cause any of its subsidiaries to repurchase, any security of Rouse ranking pari passu with or subordinate to the Junior Subordinated Debentures (except on a ratable basis with any securities ranking pari passu with the Junior Subordinated Debentures) if at such time (i) there shall have occurred any event of which Rouse has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an Event of Default under the Indenture and (b) in respect of which Rouse shall not have taken reasonable steps to cure, (ii) Rouse shall be in default with respect to its payment of any obligations under the Guarantee or (iii) Rouse shall have given notice of its selection of an Extension Period as provided in the Indenture (which notice shall not have been rescinded) and such Extension Period, or any extension thereof, shall have commenced and be continuing. Rouse will also covenant (i) to maintain 100% ownership of the Common Securities of the Issuer, (ii) not to voluntarily dissolve, wind-up or terminate the Issuer, except in certain circumstances permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer to remain a business trust and otherwise not to be classified as an association taxable as a corporation for United States federal income tax purposes. "Subsidiary" is defined to mean "any Person a majority of the equity ownership or the voting stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries." (Section 1005).

EVENTS OF DEFAULT

  The Indenture provides that any one or more of the following described events that has occurred and is continuing constitutes an "Event of Default" with respect to the Junior Subordinated Debentures:

    (a) failure for 30 days to pay any interest on the Junior Subordinated Debentures, including any Additional Interest in respect thereof, when due (subject to the deferral of any due date in the case of an Extension Period); or

    (b) failure to pay any principal on the Junior Subordinated Debentures when due, whether at maturity, upon redemption by declaration or otherwise; or

    (c) failure to observe or perform in any material respect any other covenant contained in the Indenture for 90 days after written notice to Rouse from the Debenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Debentures; or

    (d) certain events in bankruptcy, insolvency or reorganization of Rouse. (Section 501).

  The holders of a majority in outstanding principal amount of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. (Section 512). The Debenture Trustee, the holders of at least 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures or the holders of at least 25% in aggregate Liquidation Amount of outstanding Preferred Securities may declare the principal and interest, including Additional Interest, due and payable immediately upon an Event of Default. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default has been cured or waived and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any Additional Interest has been deposited with the Debenture Trustee. (Section 502).

  A holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder directly of the principal of or interest on Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder on or after the respective due dates specified in the Junior Subordinated Debentures. The holders of the Preferred Securities would not be able to exercise directly any other remedies available to the holder of the Junior Subordinated Debentures unless the Property Trustee or the Debenture Trustee, acting for the benefit of the Property Trustee, fails to do so. In such event, the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities would have such right to institute proceedings.

  The holders of a majority in outstanding principal amount of the Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal or interest, including Additional Interest

(unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any Additional Interest has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture. (Section 513). Rouse is required to file annually with the Debenture Trustee a certificate as to whether or not Rouse is in compliance with all the conditions and covenants applicable to it under the Indenture. (Section 1004).

  In case any Event of Default shall occur and be continuing, the Property Trustee will have the right to declare the principal of and the interest on the Junior Subordinated Debentures (including any Additional Interest) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debentures. (Section 502).

  An involuntary dissolution of the Issuer prior to redemption or maturity of the Junior Subordinated Debentures would not constitute an Event of Default with respect to the Junior Subordinated Debentures. If the Issuer is dissolved, any of the following, among other things, could occur: (i) a distribution of the Junior Subordinated Debentures to the holders of the Preferred Securities after satisfaction of liabilities to creditors of the Trust, (ii) a cash distribution to the holders of the Preferred Securities out of the sale of assets of the Issuer, after satisfaction of liabilities to creditors of the Trust or (iii) a permitted redemption at par of the Junior Subordinated Debentures, and a consequent redemption of a Like Amount of the Preferred Securities, at the option of Rouse under the circumstances described under "--Optional Redemption".

FORM, EXCHANGE, AND TRANSFER

  The Junior Subordinated Debentures will be issuable only in registered form, without coupons and only in denominations of $25 and integral multiples thereof. (Section 302).

  The Junior Subordinated Debentures, if distributed to holders of Preferred Securities pursuant to the dissolution of the Issuer, will initially be issued as a registered security in global form (a "Global Security"). In the event that Junior Subordinated Debentures are issued in certificated form, such Junior Subordinated Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

  Subject to the terms of the Indenture, Junior Subordinated Debentures may be presented for registration of transfer or exchange (duly endorsed or accompanied by satisfactory instruments of transfer) at the office of the security registrar of the Junior Subordinated Debentures (the "Debenture Registrar") or at the office of any transfer agent designated by Rouse for such purpose. No service charge will be made for any registration of transfer or exchange of Junior Subordinated Debentures, but, in the case of a transfer, Rouse may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected when the Debenture Registrar or such transfer agent, as the case may be, is satisfied with the documents of transfer, title and identity of the person making the request. Rouse has appointed the Debenture Trustee as the initial Debenture Registrar. (Section 305). Rouse may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts. (Section 1002).

  If the Junior Subordinated Debentures are to be redeemed in part, Rouse will not be required to issue, register the transfer of or exchange any Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Junior Subordinated Debentures that may be selected for redemption and ending at the close of business on the day of such mailing, except the unredeemed portion of any such Junior Subordinated Debentures being redeemed in part. (Section 305).

PAYMENT AND PAYING AGENTS

  Payment of interest on a Junior Subordinated Debenture on any Interest Payment Date will be made to the person in whose name such Junior Subordinated Debenture (or one or more predecessor securities) is registered at the close of business on the Regular Record Date (as defined in the Indenture) for such interest. (Section 307). Payments on Junior Subordinated Debentures issued as a Global Security will be made to DTC, as the depository for the Junior Subordinated Debentures.

  Principal of and any interest (including Additional Interest) on the Junior Subordinated Debentures will be payable at the office of such paying agent or paying agents (the "Debenture Paying Agent") as Rouse may designate for such purpose from time to time, except that at the option of Rouse payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the Security Register or by wire transfer (Section 301). The corporate trust office of the Debenture Trustee in The City of New York is designated as Rouse's sole Debenture Paying Agent for payments with respect to the Junior Subordinated Debentures. Rouse may at any time designate additional Debenture Paying Agents or rescind the designation of any Debenture Paying Agent or approve a change in the office through which any Paying Agent acts. (Section 1002).

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

  The Debenture Trustee, other than during the occurrence and continuance of a default by Rouse in performance of the Indenture, undertakes to perform only such duties as are specifically set forth in the Indenture and, after an Event of Default under the Indenture, must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Preferred Securities or Junior Subordinated Debentures unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. (Section 603).

  Rouse and certain of its subsidiaries maintain deposit accounts and conduct other banking transactions with the Debenture Trustee in the ordinary course of their businesses.

MODIFICATION OF THE INDENTURE

  From time to time, Rouse and the Debenture Trustee may, without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes of evidencing the succession of another person to Rouse and the assumption by such successor of Rouse's obligations under the Indenture and on the Junior Subordinated Debentures, adding to the covenants of Rouse for the benefit of the holders of the Junior Subordinated Debentures or surrendering any right or power conferred upon Rouse by the Indenture or the Junior Subordinated Debentures, evidencing and providing the acceptance of the appointment of a successor Debenture Trustee, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, or making any other change that does not adversely affect the rights of any holder of Junior Subordinated Debentures (Section 901). The Indenture contains provisions permitting Rouse and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Debentures, to modify the indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures; provided that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture, (i) change the fixed maturity of the Junior Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, (ii) change the place or currency of payment of principal or interest on the Junior Subordinated Debentures, (iii) change the subordination provisions in a manner adverse to the holders of the Junior Subordinated Debentures or the Preferred Securities,
(iv) change the date on which the Junior Subordinated Debentures may be redeemed at the option of Rouse to an earlier date, (v) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture or (vi) modify certain provisions of the Indenture relating to the waiver of past defaults or compliance by Rouse with the covenants therein. The Indenture also requires the consent of the holders of the Preferred Securities in respect of certain amendments to or termination of the Indenture and with respect to compliance by Rouse with certain covenants in the Indenture. (Sections 901 and 902).

CONSOLIDATION, MERGER AND SALE

  Rouse may not consolidate with or merge into or convey, transfer or lease its properties and assets substantially as an entirety to any person (a "Successor Person"), and may not permit any person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to Rouse, unless: (i) the Successor Person (if any) is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, and assumes Rouse's obligations on the Junior Subordinated Debentures, the Indenture, the Trust Agreement, the Guarantee and the Expense Agreement; (ii) immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of Rouse or any subsidiary as a result of the transaction as having been incurred by it or any Subsidiary at the time of the transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing; (iii) such transaction does not give rise to any breach or violation of the Trust Agreement or the Guarantee; and (iv) certain other conditions are met. (Section 801).

SATISFACTION AND DISCHARGE

  Under the terms of the Indenture, Rouse will be discharged from any and all obligations in respect of the Junior Subordinated Debentures (except in each case for certain obligations to register the transfer or exchange of Junior Subordinated Debentures, pay Additional Interest Attributable to Taxes, compensate, indemnify and reimburse the Debenture Trustee, replace stolen, lost or mutilated Junior Subordinated Debentures and hold moneys for payment in trust) if all authenticated and delivered Junior Subordinated Debentures (other than certain stolen, lost, or mutilated Junior Subordinated Debentures and Junior Subordinated Debentures for which payment money was segregated and then discharged) have been delivered to the Debenture Trustee for cancellation or if Rouse deposits with the Debenture Trustee, in trust, moneys in an amount sufficient to pay all the principal of, and interest on, the Junior Subordinated Debentures on the dates such payments are due in accordance with the terms of the Junior Subordinated Debentures. (Section 401).

GOVERNING LAW

  The Indenture and the Junior Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Section
112).

MISCELLANEOUS

  All covenants and agreements of Rouse contained in the Indenture will bind its successors and assigns. (Section 109).

                 RELATIONSHIP AMONG THE PREFERRED SECURITIES,
             THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

GENERAL

  As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of Junior Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of the Preferred Securities and the Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) the Expense Agreement entered into by Rouse pursuant to the Trust Agreement provides that Rouse shall pay for all, and the Issuer shall not be obligated to pay, directly or indirectly, for any costs, expenses and liabilities of the Issuer, including any income taxes, duties and other governmental charges, and all costs and expenses with respect thereto, to which the Issuer may become subject, except for United States withholding taxes and the lssuer's obligations to holders of the Preferred Securities under the Trust Agreement and the Preferred
Securities; and (iv) the Trust Agreement further provides that the Trustees shall not cause or permit the Issuer to, among other things, engage in any activity that is not consistent with the limited purposes of the Issuer.

  Taken together, Rouse's obligations under the Junior Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement, and the Guarantee provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Preferred Securities. If and to the extent that Rouse does not make payments on the Junior Subordinated Debentures, the Issuer will not pay distributions or other amounts due on the Preferred Securities.

  A holder of a Preferred Security may institute a legal proceeding directly against Rouse to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer or any other person or entity.

  The Preferred Securities evidence the rights of the holders thereof to the assets of the Issuer, a trust that exists for the sole purpose of issuing the Issuer Securities and investing the proceeds thereof in debt securities of Rouse, while the Junior Subordinated Debentures represent indebtedness of Rouse. A principal difference between the rights of a holder of a Preferred Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture will accrue, and (subject to the permissible extension of any interest payment period) is entitled to receive, interest on the principal amount of Junior Subordinated Debentures held, while a holder of Preferred Securities is only entitled to receive distributions if and to the extent the Issuer has funds sufficient for the payment of such distributions.

  Should an Event of Default under the Indenture occur and be continuing, the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities may accelerate the maturity of the Junior Subordinated Debentures. A holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder directly of the principal of or interest on Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder on or after the respective due dates specified in the Junior Subordinated Debentures. The holders of the Preferred Securities would not be able to exercise directly any other remedies available to the holder of the Junior Subordinated Debentures unless the Property Trustee or the Debenture Trustee, acting for the benefit of the Property Trustee, fails to do so. In such event, the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities would have such right to institute proceedings. At any time, the holders of a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities may direct the Property Trustee to enforce rights of the holders of the Junior Subordinated Debentures under the Indenture. In addition, holders of Preferred Securities may institute a legal proceeding directly against Rouse to enforce their rights under the Guarantee. Holders of Preferred Securities that receive direct payment under the Indenture as a result of exercising the rights set forth above may receive amounts greater than the pro rata amount such holder may be entitled to receive pursuant to the provisions of the Trust Agreement.

  If an early termination event (as described in "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution") with respect to the Trust occurs, thereby giving rise to the dissolution and liquidation of the Trust, any of the following, among other things, could occur: (i) a distribution of the Junior Subordinated Debentures to the holders of the Preferred Securities after satisfaction of liabilities to creditors of the Trust, (ii) a cash distribution to the holders of the Preferred Securities out of the sale of assets of the Issuer, after satisfaction of liabilities to creditors of the Trust or (iii) a permitted redemption at par of the Junior Subordinated Debentures, and a consequent redemption of a Like Amount of the Preferred Securities, at the option of Rouse under the circumstances described under "Description of the Junior Subordinated Debentures--Optional Redemption". If the Junior Subordinated Debentures are distributed, the holders will be able to exercise directly rights of the holders of Junior Subordinated Debentures under the Indenture.

  Upon any voluntary or involuntary dissolution, winding-up or termination of the Issuer, the holders of Preferred Securities will be entitled to receive, out of assets available for distribution to holders, the Liquidation Distribution in cash or Junior Subordinated Debentures. See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution". Upon any voluntary or involuntary liquidation or bankruptcy of Rouse, the holders of Junior Subordinated Debentures would be subordinated creditors of Rouse, subordinated in right payment to all Senior Indebtedness, but entitled to receive payment in full of principal, premium, if any, and interest, before any stockholders of Rouse receive payments or distributions. Since Rouse is the Guarantor under the Guarantee and has agreed as Depositor to pay for all costs, expenses and liabilities of the Issuer (other than United States withholding taxes and other than the Issuer's obligations to Preferred Security holders under the Trust Agreement and the Preferred Securities), the positions of a holder of Preferred Securities and a holder of Junior Subordinated Debentures relative to other creditors and to stockholders of Rouse in the event of liquidation or bankruptcy of Rouse would be substantially the same.

  A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the Junior Subordinated Debentures. Subject to Rouse's right to extend an interest payment period from time to time for up to 20 consecutive quarters, failure to make required payments on the Junior Subordinated Debentures would constitute an Event of Default under the Indenture.

ACCOUNTING TREATMENT

  For financial reporting purposes, the Trust will be treated as a subsidiary of Rouse and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of Rouse. The Preferred Securities will be presented as a separate line item in the consolidated balance sheet of Rouse entitled "Company-obligated mandatorily redeemable Preferred Securities of subsidiary Trust holding solely Company Subordinated Debt Securities", and appropriate disclosures about the Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to the consolidated financial statements. See "Capitalization". For financial reporting purposes, Rouse will record distributions payable on the Preferred Securities as operating expenses.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

  This discussion is a summary of the principal United States federal income tax considerations that may be relevant to prospective purchasers of Preferred Securities and represents the opinion of Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), special counsel to Rouse and the Issuer, insofar as it relates to matters of law and legal conclusions with respect thereto. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly retroactively. Subsequent changes may cause tax consequences to vary substantially from the consequences described below.

  This discussion is limited to the United States federal income tax consequences to persons who purchase Preferred Securities at original issue for their initial offering price who are "United States Persons" (as defined below), and who hold the Preferred Securities as "capital assets" within the meaning of Section 1221 of the Code. This summary does not address all aspects of United States federal income taxation that may be applicable to a particular holder of Preferred Securities (a "Holder") in light of such Holder's particular circumstances, or to certain types of Holders that may be subject to special treatment under the United States federal income tax laws (e.g., S corporations, banks, insurance companies, tax-exempt organizations, dealers in securities or currencies, taxpayers subject to the alternative minimum tax, Holders that will hold Preferred Securities as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for United States federal income tax purposes, or Holders who have a "functional currency" other than the United States dollar), and does not discuss any aspects of state, local or foreign tax laws or any estate or gift tax considerations. Accordingly, each prospective Holder of Preferred Securities should consult such Holder's own tax advisor in analyzing the United States federal, state, local and foreign tax consequences of the purchase, ownership and disposition of Preferred Securities. As used herein, the term "United States Person" means a citizen or resident of the United States, a corporation or partnership created or organized under the laws of the United States or any political subdivision thereof or therein, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

INCOME FROM PREFERRED SECURITIES

  The Issuer will not be classified as an association taxable as a corporation for United States federal income tax purposes. Each Holder will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures. Accordingly, each Holder will be required to include in such Holder's gross income such Holder's share of the interest income accrued with respect to the Junior Subordinated Debentures whether or not actually distributed to the Holder.

SALES OF PREFERRED SECURITIES

  A Holder will generally recognize gain or loss on the sale or other taxable disposition of a Preferred Security, including a redemption for cash, equal to the difference (if any) between the amount realized from such sale or other taxable disposition and the Holder's adjusted tax basis in the Preferred Security. A Holder's adjusted tax basis in a Preferred Security generally will equal the issue price of such Preferred Security increased by the amount of original issue discount previously includible in the gross income of such Holder, and decreased by the amount of any payments received on such Preferred Security. Any gain or loss recognized by a Holder on the sale of a Preferred Security held for more than one year generally will be taxable as long-term capital gain or loss, and otherwise will be short-term capital gain or loss. Under current law, net long-term capital gains of individuals may be taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

  Under the Indenture, and as described under "Description of the Junior Subordinated Debentures--Option to Extend Interest Payment Period", Rouse has the option to extend, from time to time, the interest payment period on the Junior Subordinated Debentures to a period not exceeding 20 consecutive quarters, but not beyond the maturity date of the Junior Subordinated Debentures. Rouse's option to extend the interest payment period will cause the Junior Subordinated Debentures to be treated as issued with "original issue discount" for United States federal income tax purposes. Accordingly, a Holder will recognize interest income (i.e., original issue discount) under a constant yield basis over the term of the Junior Subordinated Debentures (including any Extension Period), regardless of the receipt of cash with respect to the period to which such income is attributable. Thus, during an Extension Period a Holder will be required to include interest in gross income in advance of the receipt of cash. In addition, any Holder who disposes of a Preferred Security prior to the record date for the payment of distributions following such Extension Period will include interest in gross income, but will not receive any cash distributions relating to interest that accrued during, and was includible in gross income with respect to, such Extention Period.

RECEIPT OF JUNIOR SUBORDINATED DEBENTURES IN LIQUIDATION OF ROUSE CAPITAL

  Under certain circumstances, as described under "Description of Preferred Securities--Liquidation Distribution Upon Dissolution", Junior Subordinated Debentures may be distributed to the Holders in liquidation of the Issuer. Under current United States federal income tax law, such a distribution would not be a taxable event to a Holder and each Holder would have the same tax basis and holding period in the Junior Subordinated Debentures prior to and following such liquidation.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

  Backup withholding at a rate of 31% and certain information reporting requirements may apply to payments on, and proceeds from the disposition of, a Preferred Security. Backup withholding will generally apply to a Holder unless such Holder (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact, or (b) provides an accurate taxpayer identification number.

  Any amounts withheld under the backup withholding rules from a payment to a Holder will be allowed as a credit or as a refund against such Holder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

  These backup withholding tax and information reporting rules are subject to proposed Treasury Regulations and currently are under review by the United States Treasury. Accordingly, the application of these rules to Holders is subject to change.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, Rouse and the Issuer have agreed that the Issuer will issue and sell to each of the Underwriters named below (collectively, the "Underwriters"), and each of the Underwriters, for whom Goldman, Sachs & Co., Alex. Brown & Sons Incorporated, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Smith Barney Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase from the Issuer the respective number of Preferred Securities set forth opposite its name below:

                                                                NUMBER OF
                         UNDERWRITER                       PREFERRED SECURITIES
                         -----------                       --------------------
   Goldman, Sachs & Co....................................        701,600
   Alex. Brown & Sons Incorporated........................        701,600
   Lehman Brothers Inc....................................        701,600
   Merrill Lynch, Pierce, Fenner & Smith Incorporated.....        701,600
   Smith Barney Inc.......................................        701,600
   Advest, Inc. ..........................................         40,000
   Robert W. Baird & Co. Incorporated.....................         40,000
   Commerzbank Capital Markets Corporation................         40,000
   Cowen & Company........................................         40,000
   Craigie Incorporated...................................         40,000
   Dain Bosworth Incorporated.............................         40,000
   Davenport & Co. of Virginia, Inc. .....................         40,000
   Dillon, Read & Co. Inc. ...............................         79,000
   A.G. Edwards & Sons, Inc. .............................         79,000
   Everen Securities, Inc. ...............................         79,000
   Fahnestock & Co. Inc. .................................         40,000
   Ferris, Baker Watts, Incorporated......................         40,000
   Interstate/Johnson Lane Corporation....................         40,000
   Janney Montgomery Scott Inc. ..........................         40,000
   Kennedy, Cabot & Co. ..................................         40,000
   Legg Mason Wood Walker, Incorporated...................         79,000
   McDonald & Company Securities, Inc. ...................         40,000
   McGinn, Smith & Co., Inc. .............................         40,000
   Morgan Keegan & Company, Inc. .........................         40,000
   J.P. Morgan Securities Inc. ...........................         79,000
   Oppenheimer & Co., Inc. ...............................         79,000
   PaineWebber Incorporated...............................         79,000
   Piper Jaffray Inc. ....................................         40,000
   Principal Financial Securities, Inc. ..................         40,000
   Prudential Securities Incorporated.....................         79,000
   Ragen MacKenzie Incorporated...........................         40,000
   Rauscher Pierce Refsnes, Inc. .........................         40,000
   Raymond James & Associates, Inc. ......................         40,000
   The Robinson-Humphrey Company, Inc. ...................         40,000
   Roney & Co. ...........................................         40,000
   Scott & Stringfellow, Inc. ............................         40,000
   Sutro & Co. Incorporated...............................         40,000
   Trilon International Inc. .............................         40,000
   Tucker Anthony Incorporated............................         40,000
   U.S. Clearing Corp. ...................................         40,000
   Wedbush Morgan Securities..............................         40,000
   Wheat, First Securities, Inc. .........................         40,000
                                                                ---------
     Total................................................      5,300,000
                                                                =========

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Preferred Securities offered hereby, if any are taken.

  The Underwriters propose to offer the Preferred Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession of $.50 per Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.35 per Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Issuer and Rouse have granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to 795,000 additional Preferred Securities to cover over-allotments, if any, at the initial public offering price (with additional Underwriters' Compensation), as set forth on the cover page of this Prospectus. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Preferred Securities to be purchased by each of them, as shown in the foregoing table, bears to the 5,300,000 Preferred Securities initially offered hereby.

  In view of the fact that the proceeds of the sale of the Preferred Securities (together with the proceeds of the sale by the Issuer to Rouse of the Common Securities) will be used to purchase the Junior Subordinated Debentures, the Underwriting Agreement provides that Rouse will pay as compensation to the Underwriters ("Underwriters' Compensation") a commission of $.7875 per Preferred Security.

  Rouse and the Issuer have agreed, during the period beginning from the date of this Prospectus and continuing to and including the earlier of (i) the date, after the closing date, on which the distribution of the Preferred Securities and the Guarantee ceases, as determined by the Underwriters, or
(ii) 90 days after the closing date, not to offer, sell, contract to sell, or otherwise dispose of any Preferred Securities, any other interests of the Issuer, or any preferred stock or any other securities of the Issuer or Rouse which, in each case, are substantially similar to the Preferred Securities (including any guarantee of such securities) or any securities convertible into or exchangeable for Preferred Securities, preferred stock or such substantially similar securities of either the Issuer or Rouse, without the prior written consent of the Representatives.

  Prior to this offering, there has been no public market for the Preferred Securities. The Preferred Securities have been approved for listing on the New York Stock Exchange (the "Exchange"), subject to notice of issuance, under the symbol "RSEPrZ". In order to meet one of the requirements for listing the Preferred Securities on the Exchange, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders. Trading of the Preferred Securities on the Exchange is expected to commence within a seven-day period after the initial delivery of the Preferred Securities. The Representatives have advised Rouse that they intend to make a market in the Preferred Securities prior to commencement of trading on the Exchange, but they are not obligated to do so and may discontinue any such market making at any time without notice.

  The Issuer and Rouse have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  Certain of the Underwriters engage in transactions with, and from time to time have performed services for, Rouse in the ordinary course of business.

                                    EXPERTS

  The audited consolidated financial statements and schedules of Rouse and its consolidated subsidiaries incorporated herein by reference are incorporated by reference in reliance upon (1) the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and the authority of that firm as experts in accounting and auditing, and (2) with respect to the current value basis financial statements, the report of Landauer Associates, Inc., real estate counselors and consultants, incorporated herein by reference, and upon the authority of that firm as experts in real estate consultation.

                            VALIDITY OF SECURITIES

  Certain matters of Delaware law relating to the validity of the Preferred Securities, the validity of the Trust Agreement and the formation of the Issuer are being passed upon by Richards, Layton & Finger, Wilmington, Delaware, special Delaware counsel to Rouse and the Issuer. The validity of the Guarantee and the Junior Subordinated Debentures will be passed upon on behalf of the Issuer and Rouse by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. The validity of the Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be passed upon on behalf of the Underwriters by Sullivan & Cromwell, New York, New York, counsel to the Underwriters. Fried, Frank, Harris, Shriver & Jacobson and Sullivan & Cromwell will rely upon the opinion of Richards, Layton & Finger as to certain matters of Delaware law and upon the opinion of Bruce I. Rothschild, Esq., Vice President, General Counsel and Secretary of Rouse and upon the opinion of Piper & Marbury L.L.P., Baltimore, Maryland, as to matters of Maryland law. As of November 1, 1995, Mr. Rothschild held options to purchase 14,000 shares of the Company's Common Stock, of which options to purchase 5,250 shares were presently exercisable, and also held 3,035 shares of the Company's Common Stock in his account under the Company's 401(k) Savings Plan.

                             AVAILABLE INFORMATION

  Rouse is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Rouse may be inspected and copied at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may also be inspected and copied at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which certain of Rouse's securities are listed.

  Rouse and the Issuer have filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

  No separate financial statements of the Issuer are included herein. Rouse considers that such financial statements would not be material to holders of the Preferred Securities because (i) all of the

Common Securities of the Issuer are owned by Rouse, a reporting company under the Exchange Act; (ii) the Issuer has no independent operations, but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Issuer and investing the proceeds thereof in the Junior Subordinated Debentures; and (iii) Rouse has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Preferred Securities.

  Holders of the Preferred Securities will receive annual reports of Rouse containing audited financial statements upon request.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by Rouse pursuant to the Exchange Act, are incorporated herein by reference:

    1. Rouse's Annual Report on Form 10-K for the year ended December 31,
  1994.

    2. Rouse's Quarterly Report on Form 10-Q for the quarter ended March 31,
  1995.

    3. Rouse's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 (the "June 10-Q").

    4. Rouse's Amendment to the June 10-Q, filed September 21,1995.

    5. Rouse's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

    6. Rouse's Current Report on Form 8-K, filed November 20, 1995.

  All other documents filed by Rouse pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of the filing of such documents.

  Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Rouse will provide without charge to each person, including a beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents incorporated herein by reference into this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to David L. Tripp, Vice President and Director of Investor Relations, The Rouse Company, 10275 Little Patuxent Parkway, Columbia, Maryland 21044-3456,
Telephone: (410) 992-6000.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTA-TIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICI-TATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECU-RITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UN-DER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUER OR ROUSE SINCE THE DATE HEREOF OR THAT THE INFORMA-TION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. HOWEV-ER, IN THE EVENT OF ANY MATERIAL CHANGE, THIS PROSPECTUS WILL BE AMENDED OR SUPPLEMENTED TO REFLECT SUCH CHANGE AS REQUIRED BY APPLICABLE FEDERAL AND STATE LAW.

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                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   5
Risk Factors.............................................................  14
Rouse Capital............................................................  18
The Rouse Company........................................................  19
Use of Proceeds..........................................................  27
Capitalization...........................................................  27
Selected Financial Data of Rouse.........................................  28
Recent Developments......................................................  30
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  31
Description of the Preferred Securities..................................  40
Description of the Guarantee.............................................  51
Description of the Junior Subordinated Debentures........................  54
Relationship Among the Preferred Securities, the Junior Subordinated
 Debentures and the Guarantee............................................  61
Certain United States Federal Income Tax Considerations..................  63
Underwriting.............................................................  66
Experts..................................................................  68
Validity of Securities...................................................  68
Available Information....................................................  68
Incorporation of Certain Documents by Reference..........................  69


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                                   5,300,000

                             PREFERRED SECURITIES

                                 ROUSE CAPITAL

                               9 1/4% CUMULATIVE
                     QUARTERLY INCOME PREFERRED SECURITIES

                      GUARANTEED TO THE EXTENT ISSUER HAS
                         FUNDS AS SET FORTH HEREIN BY

                               THE ROUSE COMPANY

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                                  PROSPECTUS

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                             GOLDMAN, SACHS & CO.
                              ALEX. BROWN & SONS
                                 INCORPORATED
                                LEHMAN BROTHERS
                              MERRILL LYNCH & CO.
                               SMITH BARNEY INC.

                      REPRESENTATIVES OF THE UNDERWRITERS

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